Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [*], HAS BEEN OMITTED BECAUSE Agenus INC., HAS DETERMINED such INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AGENUS INC., IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of June 20, 2020 (the “Effective Date”) by and between Agenus Inc., a Delaware corporation with offices at 3 Forbes Road, Lexington, Massachusetts 02421, USA (“Agenus”), and Betta Pharmaceuticals Co., Ltd., having an address at No. 355 Xingzhong Road, Yuhang Economic and Technological Development Area, Hangzhou, China (“Betta”). Agenus and Betta may each be referred to herein individually as a “Party” or, collectively, as the “Parties”.

WHEREAS, Agenus owns or controls certain intellectual property rights with respect to its proprietary molecules known as Balstilimab and Zalifrelimab (each as defined below);

WHEREAS, Betta is a pharmaceutical company focused on the development and commercialization of innovative drug candidates and desires to obtain from Agenus certain license rights to develop and commercialize Balstilimab and Zalifrelimab into commercial products in the Field and in the Territory (each as defined below); and

WHEREAS, simultaneously with entering into this Agreement, Agenus, Betta and an Affiliate of Betta are entering into a stock purchase agreement, pursuant to which Agenus will issue, and such Affiliate of Betta will purchase, shares of capital stock of Agenus on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.	DEFINITIONS

Capitalized terms used but not otherwise defined in the body of this Agreement will have the meanings set forth in this ARTICLE 1.

1.1

“Accounting Standards” means, as applicable (a) U.S. generally accepted accounting principles, consistently applied, (b) the PRC generally accepted accounting principles, consistently applied, or (c) International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

1.2

“Affiliate” means, as to a Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” refers to any of the following: (a) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.

1.3	“Agenus Manufacturing Technology” means the Manufacturing Materials and the Manufacturing Process for each Licensed Antibody.

1.4	“Agenus Other Component” means any [*].
1.5	[*]
1.6

“Amendment to Inter-Company Agreements” means that certain Fourth Amendment to Amended and Restated Research and Development Cost Sharing Agreement by and between Agenus and its wholly-owned subsidiary, Agenus Switzerland Inc., to be executed immediately prior to the execution of this Agreement.

1.7	“Antibody” means one (1) or more molecules, or one (1) or more genes encoding such molecule(s), which comprises or consists [*].
1.8

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the PRC Anti-Unfair Competition Law and the PRC Criminal Law, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism, as amended.

1.9

“Applicable Law” means all applicable statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations, including (a) GCP, GDP, GLP and GMP, (b) any and all Anti-Corruption Laws, (c) any and all Data Privacy Laws, and (d) any rules, regulations, guidelines or other requirements of Regulatory Authorities, that may be in effect from time to time.

1.10	“Balstilimab” means the Antibody targeting PD-1 identified by Chemical Abstract Service Registry Number 2148321-77-9 and internally referenced by Agenus as “AGEN2034.”
1.11

“Betta IP” means (a) Betta Improvements and Betta Improvement Patent Rights and (b) Know-How and Patent Rights [*] related to the Licensed Antibody or Licensed Products [*] for the exercise of the Retained Rights.

1.12	“Betta Other Component” means any Other Component that is Controlled by Betta or any of its Affiliates as of the Effective Date or during the Term.
1.13	“Betta Parties” means Betta, its Affiliates and/or each of the Sublicensees.
1.14

“Biologics License Application” or “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain Regulatory Approval for a biologic product in a region or country or in a group of countries.

1.15	“Bi-specific Licensed Products” means any Licensed Product that contains two (2) or more antigen-recognition sequences where [*] one is a Licensed Antibody [*].
1.16	“BLA Submission Summaries” means the Regulatory Submission section containing manufacturing, nonclinical, and clinical summaries, equivalent to Module 2 of the U.S. FDA BLA Regulatory Submission.
1.17	“Business Day” means a day other than a Saturday or Sunday or a federal holiday in New York, New York, USA, or a public holiday in Hong Kong, or a national holiday in the People’s Republic of China.

1.18

“Change in Control” means, with respect to a Party: (a) any transaction or series of related transactions pursuant to which a Third Party that does not, itself or together with its Affiliates, prior thereto beneficially own more than fifty percent (50%) of the voting power of the outstanding securities of such Party acquires or otherwise becomes the beneficial owner of securities of such Party representing more than fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors; or (b) a merger (including a reverse triangular merger), reorganization, consolidation, share exchange, or similar transaction involving such Party in which the holders of voting securities of such Party outstanding immediately prior thereto and their Affiliates cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, or similar transaction; or (c) such Party sells all or substantially all of its assets to a Third Party.

1.19	“Clinical Trial” means any human clinical trial of a Licensed Product in the Field.
1.20

“Combination Product” means any pharmaceutical or biopharmaceutical product containing both (a) one or more Licensed Product(s)/Licensed Antibody(ies) [*] and (b) one or more [*] that is not a Licensed Antibody (such other ingredient, an “Other Product”) [*].

1.21

“Commercialization” or “Commercialize” means any and all activities directed to new product planning activities, obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and/or selling a product (including establishing the price for such product), whether or not the applicable Regulatory Approval(s) for such product has been obtained. When used as a verb, “Commercialize” means to engage in Commercialization. Commercialization expressly excludes (a) Development and (b) Manufacture.

1.22	“Commercially Reasonable Efforts” of a Party means [*].
1.23

“Confidential Information” means, subject to Section 9.1(b), any technical, scientific or business information furnished by or on behalf of one Party and/or its Affiliates to the other Party and/or its Affiliates in connection with this Agreement or the activities contemplated hereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form. Confidential Information may also include information of a Third Party that is disclosed by a Party to the other Party. The existence of this Agreement and its terms will be deemed to be the Confidential Information of each of the Parties.

1.24

“Control” or “Controlled” means, with respect to any (a) material, document, item of information, method, data or other Know-How or (b) Patent Rights or other intellectual property rights, the possession by a Party or, subject to Section 14.3(b)(ii), any of its Affiliates (whether by ownership or license (other than by a license granted under this Agreement)) of the ability to grant to the other Party access, a license and/or a sublicense as provided herein [*] in each case as of the Effective Date, or if any of the same are acquired or created after the Effective Date, at the date it is acquired or created by the relevant Party or its Affiliate; provided, however, that if any of the same are acquired or created after the Effective Date, at the date it is acquired or created, [*] further provided, [*] Control will be deemed to exist thereafter.

1.25	“Cover”, “Covering” or “Covered” with respect [*], the Development, Manufacture, and/or Commercialization of [*].
1.26	“Data Privacy Laws” means the U.S. Health Insurance Portability and Accountability Act of 1996 Privacy and Security Rules, 45 C.F.R. Parts 160-164, and the Health Information Technology for

Economic and Clinical Health Act, P.L. No. 111-005, Part I, Title XIII, Subpart D, 13401-13409, and state privacy laws, the EU General Data Protection Regulation, Cybersecurity Law of the People’s Republic of China, and any other applicable data privacy and protection laws.

1.27

“Development” or “Develop” means, together with all correlative meanings, pre-clinical and clinical drug development activities, conducted before or after obtaining Regulatory Approval that are [*] related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Regulatory Approval, including, all activities related to preclinical testing, assay development and validation, in vivo testing, biomarker development and validation, toxicology, pharmacokinetic profiling, optimizing, design and conduct of Clinical Trials and any other clinical trials or studies, regulatory affairs, statistical analysis, report preparation and filing, regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith), development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval, and pharmacoeconomic studies relating to the indication for which the applicable Licensed Product is being developed; in each case above, including investigator- or institution-sponsored studies for which a Party is providing material or assistance or otherwise has written obligations to such investigator or institution; and all regulatory activities related to any of the foregoing. Development expressly excludes (a) Commercialization and (b) Manufacture.

1.28	“Efficacy Trial” means any Clinical Trial of a Licensed Product [*].
1.29	“Exploit” or “Exploitation” means to Develop, Manufacture, have Manufactured, Commercialize, or otherwise use, offer for sale, sell, import, or otherwise exploit a product or process.
1.30	“FDA” means the U.S. Food and Drug Administration.
1.31

“Field” means all uses (excluding intravesical delivery), including all oncology and non-oncology indications, of a Licensed Antibody and/or Licensed Product as a monotherapy or combination therapy with each other or with Other Components (excluding any Agenus Other Components), for the program(s) Developed by Betta Parties or a Third Party.

1.32

“First Commercial Sale” means, with respect to a Licensed Product, the first sale or other disposition for Value by a Betta Party to a Third Party in a region in the Field and in the Territory after the applicable Regulatory Approval of such Licensed Product has been obtained in the PRC, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such region. [*].

1.33	“FTE” means the equivalent of the work of a full-time individual for a twelve (12) month period.
1.34	“Fully Burdened Manufacturing Costs” means the cost of Manufacturing the Licensed Product. [*].
1.35

“GCP” or “Good Clinical Practices” means all applicable current good clinical practices for Clinical Trials for pharmaceuticals, including, as applicable the United States Code of Federal Regulations, the PRC Good Clinical Practices for Pharmaceuticals Products, as released by the NMPA in 2020, or its subsequent versions, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by other organizations and governmental agencies in the Territory; provided that to the extent any requirement of the foregoing is less stringent than the requirement under ICH guidelines, the requirement under ICH guidelines will apply.

1.36

“GDP” or “Good Distribution Practices” means all applicable current good distribution practices for the distribution or supply or pharmaceuticals, including, as applicable, European Directive 2001/83/EC and the EU Guidelines on Good Distribution Practice of Medicinal Products (2013/C 68/01) and the PRC Good Supply Practices of Pharmaceutical Products as released by the NMPA in 2000, or its subsequent versions.

1.37

“GLP” or “Good Laboratory Practices” means all applicable current good laboratory practices, including, as applicable, the regulations set forth in 21 C.F.R. Part 58, and the requirements thereunder imposed by the FDA, and the equivalent thereof in any jurisdiction.

1.38

“GMP” or “Good Manufacturing Practices” means all applicable current good manufacturing practices, including, as applicable, the applicable regulations set forth in 21 C.F.R. Parts 210–211, and 600, the requirements thereunder imposed by the NMPA, and the equivalent thereof in any jurisdiction, and the laws, regulations, guidelines, guidance, pharmaceutical industry standards and requirements in force from time to time that apply to the Manufacture of each Licensed Antibodies and/or Licensed Product in any jurisdiction.

1.39	“Government Official” means any Person employed by or acting on behalf of a Governmental Body, government-controlled entity or public international organization.
1.40

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market, the NASDAQ Global Select Market or its respective counterparts in the Territory).

1.41	“Hong Kong” mean the Hong Kong Special Administrative Region.
1.42

“HGRAC Approval” means any and all necessary record filings with, and approvals, licenses, and/or permits issued by, the Human Genetics Resources Administration of the PRC or any other Governmental Bodies in the PRC required for any activities, including Development activities and data sharing, under this Agreement.

1.43	“IND” means an investigational new drug application filed with the NMPA, or the equivalent in other jurisdictions in the Territory, for the authorization to commence Clinical Trials.
1.44

“Inventions” means all inventions, discoveries, improvements, data, Know-How and other technology (whether or not patentable), and any intellectual property rights therein, that are discovered, made or conceived during the Term and in connection with the Development, Manufacture and/or Commercialization of Licensed Antibodies and/or Licensed Products in the course of the performance of this Agreement.

1.45

“Know-How” means any and all information (including scientific, technical or regulatory information), pre-clinical and clinical data (including laboratory notes and notebooks), discoveries, materials, results, inventions, improvements, protocols, formulas, processes, methods, compositions, articles of manufacture, formulations, discoveries, findings, know-how and trade secrets of any kind, including scientific, preclinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, sequence information, [*], in each case whether or not confidential, proprietary, patented or patentable, or in written, electronic or any other form now known or hereafter developed.

1.46	“Licensed Antibody” means each of Balstilimab and Zalifrelimab, [*].
1.47

“Licensed Know-How” means, subject to Section 14.3(b)(ii), all Know-How that (a) are Controlled by Agenus or any of its Affiliates, as of the Effective Date or during the Term; and (b) [*] Develop, Manufacture or Commercialize any Licensed Antibody or Licensed Product in the Field in the Territory.

1.48

“Licensed Patent Rights” means, subject to Section 14.3(b)(ii), all Patent Rights that (a) are Controlled by Agenus or any of its Affiliates, as of the Effective Date or during the Term; and (b) [*] Develop, Manufacture or Commercialize a Licensed Antibody or Licensed Product in the Field in the Territory. Schedule 1.48 includes the Licensed Patent Rights as of the Effective Date.

1.49	“Licensed Product” means [*] containing a Licensed Antibody or both Licensed Antibodies [*].
1.50	“Licensed IP” means Licensed Know-How and Licensed Patent Rights.
1.51

“Manufacture” or “Manufacturing” means, as applicable, all activities and operations associated with the production, manufacture, supply, receipt, processing, filling, finishing, inspections, testing, packaging, labeling, shipping, warehousing, storage and handling of a Licensed Product (including the Licensed Antibody component thereof), including: [*]; process and formulation development; process validation; stability and release testing; manufacturing scale-up; pre-clinical, clinical and commercial manufacture and supply; qualification and validation of Third Party contract manufacturers, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; analytical development and product characterization; quality assurance and quality control development; testing and release; packaging development and final packaging and labeling; shipping configurations and shipping studies; and overseeing the conduct of any of the foregoing. When used as a verb, “Manufacture” means to engage in Manufacturing. Manufacture expressly excludes (a) Development and (b) Commercialization.

1.52	“Manufacturing Materials” means the [*] for the Manufacture of each Licensed Antibody.
1.53

“Manufacturing Process” means, subject to Section 14.3(b)(ii), the documentation, materials and other [*] that is for the Manufacture of the Licensed Antibodies, as such process may be revised, changed or modified from time to time at the sole discretion of Agenus. As of the Effective Date, the Manufacturing Process for each of the Licensed Antibodies is known as “Process 2.1.”

1.54	“Net Sales” means, [*].
1.55	“NMPA” mean the National Medical Product Administrations of the PRC, or its successor entity(ies) or authority thereto having substantially the same function.
1.56	“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
1.57	“Other Component” means, with respect to [*].
1.58

“Patent Rights” means all the rights and interests in and to all patents and patent applications in any jurisdiction in the applicable Territory, including certificates of invention, applications for certificates of invention and priority rights, provisional patent applications, divisionals, continuations, substitutions, continuations-in-part, and all patents granted thereon; and all re-examinations, re-issues, additions, renewals, extensions, confirmations or registrations based on any such patent or patent application; and any extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions and supplementary protection certificates.
1.59	“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
1.60	“PRC” means the People’s Republic of China, which for purposes of this Agreement only, excludes Hong Kong, Macau and Taiwan.
1.61

“Prosecution” or “Prosecute” means, with respect to a particular Patent Right, all activities associated with the prosecution and maintenance of such Patent Right (and patent application(s) derived from such Patent Right), as well as re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent Right, [*], with respect to that Patent Right. For clarity, “Prosecution” will not include the preparation and filing of patent applications.

1.62	“Province” means each of the provinces, autonomous regions, and municipalities of the PRC.
1.63

“Quality Agreement” means the quality agreement to be executed by the Parties after the Effective Date with respect to cGMP Manufacturing of the Licensed Antibody, in substantially the form attached hereto as Schedule 1.63, as may be revised by the Parties from time to time.

1.64

“Regulatory Approval” means, with respect to a Licensed Product in a country or region, all approvals that are necessary for the commercial sale of such Licensed Product for use in the Field in such country or region, excluding any pricing and reimbursement approvals, except to the extent required by Applicable Law to sell the Licensed Product in such country or region.

1.65

“Regulatory Authority” means any court or Governmental Body, including any department, commission, council, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, any quasi-governmental Person or entity exercising the functions of any of these, which will for clarity include the NMPA and other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Antibodies and/or Licensed Products pursuant to the terms and conditions of this Agreement, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.

1.66

“Regulatory Exclusivity Period” means any period of data, market or other regulatory exclusivity (as distinct from and excluding any exclusivity arising under Patent Rights) for a Licensed Product in a country or region in the Territory under applicable laws, rules and regulations in such country or region which prevents any unlicensed Third Party from marketing, promoting or selling a product that is biosimilar to or interchangeable with such Licensed Product in such country or region.

1.67

“Regulatory Submissions” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable, and in each case any and all supporting documents (including documents arising in the course of Clinical Trials), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Antibody and/or a Licensed Product.

1.68	“Representatives” means a Party, its Affiliates, and their respective sublicensees, employees, officers, contractors, consultants or agents.

1.69	“Results” means all data (including all raw data), results, final clinical study reports and documentation [*].
1.70

“Restricted Party” means a party that is: (a) listed on a Restricted Party List, (b) resident in, located in, or organized under the laws of a country or territory that is the subject of country- or territory-wide economic sanctions administered by OFAC; (c) subject to end-use or end-user restrictions imposed by the U.S. Department of Commerce’s Bureau of Industry and Security; or (d) majority-owned or controlled by any of the foregoing.

1.71

“Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the consolidated list of Persons subject to E.U. Financial Sanctions, as implemented by the E.U. common Foreign & Security Policy.

1.72

“sBLA Approval” means the Regulatory Approval of the Licensed Product in the PRC as a domestically manufactured product manufactured in the PRC, which if the Licensed Product was previously approved under a Biologics License Application (BLA) as an imported product manufactured outside the PRC, is a supplemental approval to such approved Biologics License Application (BLA). For clarity, the sBLA Approval of a Licensed Product in this Agreement means that the Licensed Product Manufactured in the PRC using the Territory Manufacturing Process has received Regulatory Approval from the Regulatory Authority in the PRC.

1.73	“Territory” means the PRC, Hong Kong, Macau and Taiwan, each of which will be considered a region under this Agreement.
1.74	“Third Party” means any Person other than a Party or an Affiliate of such Party.
1.75

“Two-Invoice Policy” means the policy described in the Opinion on the Implementation of the “Two-Invoices” System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial) (Guoyigaibanfa [2016] No. 4), officially released on January 9, 2017 and in any other Applicable Law that mandates public hospitals or any other purchaser of drugs in the PRC to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

1.76

“Valid Claim” means, with respect to any jurisdiction, (a) a claim of an issued and unexpired patent included within any of the Licensed Patent Rights that has not been revoked, held unpatentable, invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a claim of a pending patent application within the Licensed Patent Rights that [*].

1.77	“Value” means cash or cash equivalents invoiced or received, or in the event that in-kind, equity interests or other non-cash consideration is promised or received, the fair market value thereof.
1.78	“Zalifrelimab” means the Antibody targeting CTLA-4 identified by Chemical Abstract Service Registry Number 2148321-69-9 and internally referenced by Agenus as “AGEN1884.”
1.79	Additional Definitions. The following table identifies the location of definitions set forth in various sections of this Agreement:

Definition	Section
Abandoned Commercialization	4.10
Abandoned Development	4.10
Annual Net Sales	7.3(b)
[*]	[*]
Agenus	Preamble
Agenus Indemnitees	13.1
Agenus Improvements	8.1(a)
Agenus Improvement Patent Rights	8.1(a)
Agenus Product Mark	6.2(b)(i)
Agreement	Preamble
Betta	Preamble
[*]	[*]
Betta Indemnitees	13.2
Betta Improvements	8.1(b)
Betta Improvements Patent Rights	8.1(b)
Betta Product Mark	6.2(b)(i)
Chinese Trademarks	6.2(b)(i)
CMO	1.34
Commercial Milestone	7.3(b)
Commercial Milestones Notice	7.3(b)
Cure Period	10.2(c)
Disclosing Party	9.1(a)
Effective Date	Preamble
Executive Officers	3.3(a)
Force Majeure Event	14.6
General Distributor	6.3(b)
Global Branding Strategy	6.2(a)
Initial Payment	7.1
Insolvency Event	10.2(d)
Joint Improvements	8.1(a)
Joint Improvement Patent Rights	8.1(a)
JSC	3.1(a)
Liabilities	13.1
License	2.1
Licensed Patent Right Challenge	8.6
[*]	[*]
[*]	[*]
Manager	3.1(b)

Manufacturing Standards	5.2(e)
Manufacturing Technology Transfer Completion	5.2(b)
Milestone Payment	7.3
[*]	[*]
New Trademark	6.2(b)(i)
Other Product	1.20
Party(ies)	Preamble
Permissible Deviation	6.2(a)
Price Difference	6.3(b)(ii)
Prior Agreements	14.4
Product Invention	8.1(a)
Product Invention Patent Rights	8.1(a)
Product Marks	6.2(b)(i)
Product Trademarks	6.2(b)(i)
Promotional Materials	6.2(c)
Public Official	11.6(b)(vi)
Recipient	9.1(a)
Records	5.2(d)
Remaining Inventory	10.3(c)
Retained Rights	2.3
Right of Reference	4.7(g)
Royalty Payment Statement	7.5(b)
Royalty Term	7.4(a)
SDEA	4.6
SEC	9.2(b)
[*]	[*]
[*]	[*]
Specifications	5.2(c)
Sublicensee	2.5(a)
Sublicensee Breach	2.5(c)
Sublicensee Obligation	2.5(c)
Supply Agreement	5.1
Tech Transfer Agreement	5.2(b)
Tech Transfer Fee	7.2
Tech Transfer Notice	5.2(b)
Tech Transfer Plan	5.2(b)
Territory Development Plan	4.1
Term	10.1
Termination Date	10.3(b)

Territory Commercialization Plan	6.1
Territory Development Plan	4.1
Territory Manufacturing Process	5.2 (c)
Territory Specifications	5.2 (c)
[*]	[*]
Third Party Manufacturer	5.2(b)
Transaction Agreements	11.7
Upstream License Agreement	2.6
Upstream Licensor	2.6

ARTICLE 2.	LICENSES
2.1

License Grant. Subject to the terms of this Agreement, [*], Agenus hereby grants Betta a royalty-bearing, non-transferable (except in accordance with Section 14.3), sublicenseable (subject to Section 2.5) license or sublicense, as applicable, under the Licensed IP solely to Develop, Manufacture and Commercialize Licensed Products in the Field and in the Territory (the “License”). Subject to Section 2.2 and Section 2.3, the License will be (a) exclusive (even as to Agenus and its Affiliates) with respect to the Licensed Patent Rights and the Licensed Know-How that are exclusively licensed to Agenus or owned by Agenus, and (b) non-exclusive with respect to the Licensed Patent Rights and Licensed Know-How that are non-exclusively licensed to Agenus.

2.2

Exclusion. Notwithstanding anything to the contrary in this Agreement, Betta is not granted a license under the Licensed IP or any other intellectual property rights Controlled by Agenus to Exploit any [*].

2.3

Retained Rights. Agenus retains all rights to use the Licensed IP except those expressly granted to Betta under the terms of this Agreement. Without limiting the foregoing, the Parties agree that Agenus and its Affiliates will retain the rights under the Licensed IP for Agenus and its Affiliates to (a) Exploit the Licensed Antibodies and/or Licensed Products [*] in all fields outside the Territory and outside the Field in the Territory, (b) Develop and Manufacture the Licensed Antibodies and/or Licensed Products [*] in the Territory solely for the Exploitation outside the Territory of such Licensed Antibodies and/or Licensed Products, but in no event for the Commercialization of such Licensed Antibodies and/or Licensed Products in the Field and in the Territory, and (c) research the Licensed Antibodies and/or Licensed Products [*] in or outside the Territory (collectively, the “Retained Rights”).

2.4

License to Agenus. Betta hereby grants to Agenus a perpetual, irrevocable, non-exclusive, fully paid, royalty free, sublicenseable (through multiple tiers), non-transferrable (except in accordance with Section 14.3) license under the Betta IP to (a) exercise the Retained Rights with respect to Licensed Antibodies and Licensed Products as a monotherapy or combination [*] (b) to perform its obligations under this Agreement.

2.5	Sublicense Rights.
(a)

Sublicense Grant. Subject to the terms and conditions of this Agreement, Agenus hereby grants to Betta the right to sublicense its rights under the License to one or more Affiliates without the right to further sublicense [*] (each such sublicensee, a “Betta Sublicensee”) or to Third Parties without the right to further sublicense subject to Agenus’ prior written approval, [*] (each such approved sublicensee, a “Third Party Sublicensee”; each Third Party Sublicensee or each Betta Sublicensee, a “Sublicensee”). For clarity, Betta shall notify Agenus [*] in advance of execution of any potential sublicense agreement and may not grant a Sublicensee with a right to further sublicense, and no Sublicensee may grant further sublicense(s), without Agenus’ prior written approval.

(b)

Scope of Sublicense. No sublicense may exceed the scope of rights granted to Betta hereunder. Betta will require all sublicenses to be in writing and to: (i) include an agreement by the Sublicensee to be bound by the terms and conditions of this Agreement to the same extent as such terms and conditions apply to Betta, including an audit right by Agenus of the same scope as provided in Section 4.7(h), 5.2(e), 7.5(e), and 11.6(b); (ii) agree to and acknowledge Agenus’ right to enforce its rights in the Licensed IP as set forth herein; (iii) provide for conversion into a direct license at the election of Agenus in accordance with Section 10.4; and (iv) provide that the term of the sublicense thereunder may not extend beyond the Term. Betta will enforce all sublicenses at its cost and will be responsible for the acts and omissions of its Sublicensees.

(c)

Betta Liability. Notwithstanding any sublicense agreement, Betta will remain primarily liable to Agenus for all of Betta’s duties and obligations contained in this Agreement, including the payment of all royalties due pursuant to Section 7.4. Any act or omission of a Sublicensee that would be a breach of this Agreement and is not timely cured (to the extent curable) will be a breach by Betta of this Agreement. Performance or satisfaction of any of the obligations of Betta under this Agreement by any of its Sublicensees shall be deemed performance or satisfaction of such obligations by Betta. Each sublicense agreement must contain a right of termination by Betta for the Sublicensee’s: (i) breach of any payment or reporting obligations affecting Agenus; (ii) participation in a Licensed Patent Right Challenge; (iii) violation of any US export control laws in connection with the sale or distribution of any Licensed Product; (iv) violation of any Anti-Corruption Laws in connection with any activity related to the Licensed Product; or (v) breach of any other terms or conditions of the sublicense agreement which breach would constitute a breach of this Agreement if Betta failed to comply therewith (each, a “Sublicensee Obligation”). In the event that a Sublicensee breaches any Sublicensee Obligation (each, a “Sublicensee Breach”), (A) if such Sublicensee Breach is curable, and after a [*] cure period provided in the sublicense agreement, not to exceed [*] without Agenus’ written consent, the Sublicensee or Betta fails to cure the Sublicensee Breach; or (B) if such Sublicensee Breach is otherwise not capable of being cured, then, in the case of (A) or (B), Betta will terminate the sublicense agreement by written notice to the Sublicensee [*] thereafter and concurrently provide a copy of such notice to Agenus. In the event any Sublicensee Breach does not cause Agenus to be in breach of any of its obligations under any Upstream License Agreement, then termination of the corresponding sublicense agreement by Betta will be deemed to have cured any breach by Betta of this Agreement to the extent caused by such Sublicensee Breach. In the event any such Sublicensee Breach causes Agenus to be in breach of any of its obligations under any Upstream License Agreement, termination of the corresponding sublicense agreement by Betta will only be deemed to have cured any breach by Betta of this Agreement to the extent caused by such Sublicensee Breach if (1) the Sublicensee Breach is capable of being cured and (2) termination of the corresponding sublicense agreement also cures all corresponding breaches by Agenus of its obligations under any Upstream License Agreement.

(d)	Copy of Sublicense Agreement. Betta will deliver to Agenus a true, complete and correct copy of each sublicense agreement (i) with respect to Betta Sublicensee, in the form entered into by Betta, and any modification or termination thereof, [*] following the applicable execution, modification, or termination of the sublicense agreement; (ii) with respect to Third Party Sublicensee, (A) in the form intended to be entered into by Betta, and any modification thereof, in order for Agenus to consider as part of deciding whether to provide its prior written approval for the applicable sublicense, prior to execution; and (B) in the form entered into by Betta, and any modification or termination thereof, [*] following the applicable execution, modification, or termination of the sublicense agreement; [*].

2.6

Upstream Licenses. Betta acknowledges that Agenus has licensed certain of the Licensed IP from [*] (each, an “Upstream License Agreement” and each of [*], an “Upstream Licensor”). Betta acknowledges and agrees that (i) the License constitutes, in part, a sublicense under each applicable Upstream License Agreement; (ii) the License is subject to the terms and conditions of the applicable Upstream License Agreement; and (iii) that prior to the Effective Date, Agenus has provided Betta with a copy of each Upstream License Agreement, which copy may be redacted to remove any provisions or terms not necessary to determine Betta’s rights under the License. Betta further acknowledges and agrees that it will (and Betta will require all Betta Parties to) comply with the provisions set forth in Schedule 2.6. Nothing in this Agreement will be deemed to grant to Betta any rights under any of the Upstream License Agreements beyond those that Agenus has the right to sublicense to Betta pursuant to such Upstream License Agreement.

2.7

Limitations. Except as expressly set forth in this ARTICLE 2, nothing in this Agreement will be deemed to grant to Betta any ownership or other rights in or to any products or technologies owned or Controlled or developed or otherwise obtained by or on behalf of Agenus as of the Effective Date or thereafter, nor to any intellectual property or other proprietary rights therein, all of which will remain solely and exclusively owned by Agenus. For clarity, and without limiting the foregoing, the License does not include a right under the Licensed IP to Develop, Manufacture or Commercialize any product containing [*].

2.8	Non-Compete.
(a)	By Betta. During the Term, except for the Licensed Antibodies and Licensed Products as expressly contemplated under this Agreement, Betta will not, and Betta will cause Betta Parties to not, [*].
(b)

By Agenus. During the Term, except as required to perform the obligations provided in this Agreement and performance of this Agreement, Agenus will not, and Agenus will cause its Affiliates to not, [*].

ARTICLE 3.	GOVERNANCE
3.1	Joint Steering Committee.
(a)

Establishment. [*] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”), responsible for the overall coordination and oversight of activities contemplated under this Agreement.

(b)

Representation. JSC shall be comprised of an equal number of members appointed by Betta and Agenus, provided that each Party will initially have the right to appoint three (3) representatives to the JSC who have requisite knowledge and experience in (i) regulatory and clinical Development of antibody-based immuno-therapeutics, (ii) antibody supply chain and Manufacturing, and (iii) product Commercialization. Agenus’ initial JSC representatives will be [redacted], and Betta’s initial JSC representatives will be

[redacted]. In addition to the JSC members, each Party will appoint one (1) non-member or member representative to coordinate JSC activities and act as a collaboration manager (the “Manager”). The Managers will attend each JSC meeting and other non-member attendance will be as agreed by the Parties on a case-by-case basis. Each Party’s representatives and any substitute for a representative will be bound by the obligations of confidentiality set forth in ARTICLE 9. A representative from [*] will act as the chairperson of the JSC. The chairperson will not have any greater authority than any other representative on the JSC, but will be responsible for the following activities: (A) calling meetings of the JSC (in accordance with Section 3.2); (B) preparing and issuing minutes of each such meeting [*] thereafter; and (C) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson will include any agenda items proposed by the other Party. Each Party will be free to change its representatives on written notice to the other Party or to send a substitute representative to any JSC meeting; provided, however, that each Party will ensure that at all times during the existence of the JSC, its representatives on the JSC are appropriate, in the appointing Party’s reasonable discretion, in terms of expertise and seniority for the then-current stage of Development, Manufacturing and/or Commercialization of the Licensed Antibodies and/or Licensed Products.

(c)

Responsibilities. The JSC will have responsibility for: (i) overseeing the Development, Manufacturing, and Commercialization of the Licensed Antibodies and the Licensed Products in the Field and in the Territory; (ii) reviewing and approving the Territory Development Plans, including any updates or amendments thereto; (iii) reviewing and providing comments to the Territory Commercialization Plans, including Commercialization activities of the Licensed Antibodies and the Licensed Products in the Field and in the Territory; (iv) exchanging information on communications with Regulatory Authorities in the Territory regarding the Licensed Antibodies and/or the Licensed Products; (v) reviewing scientific publications proposed by Betta in relation to Licensed Antibodies and/or the Licensed Products; (vi) serving as a forum to coordinate with respect to implementation of the Global Branding Strategy, review of Promotional Materials, sales, pricing, reimbursement and other items relevant to the Commercialization of Licensed Products in the Territory; (vii) serving as a forum to coordinate with respect to the Manufacture of the Licensed Antibodies and Licensed Products in the Territory, including the selection of Third Party Manufacturers and oversight of the Tech Transfer Plan; (viii) coordinating the supply of the Licensed Antibodies from Agenus to Betta as contemplated under Section 5.1, the Supply Agreement, and the supply of the Licensed Antibodies or Licensed Products from Betta to Agenus as contemplated under Section 5.2; and (ix) performing such other functions as expressly set forth in this Agreement or appropriate to further the purposes of this Agreement, as mutually agreed upon by the Parties in writing.

(d)

Subcommittees. The JSC may establish and disband subcommittees as deemed necessary by the JSC in order to coordinate and expedite the Development, Manufacture or Commercialization of the Licensed Antibodies and the Licensed Products in the Field in the Territory. The Parties will have the right to appoint equal numbers of representatives to each subcommittee. No subcommittee established by the JSC will have the authority to bind the Parties hereunder and any such subcommittee will report to, and any decisions will be made by, the JSC.

3.2

JSC Meetings. The JSC will hold at least one (1) meeting per calendar quarter. In advance of each JSC meeting, Betta will circulate to JSC members a written report regarding its (or its Affiliates’, Sublicensees’ or Third Party contractors’) Development, Manufacture and Commercialization activities in respect of Licensed Antibodies and Licensed Products, including (a) progress against the most recent Territory Development Plans, (b) Net Sales of Licensed Product on a Licensed Product-by-Licensed Product and region-by-region basis, and (c) information relating to Betta’s partnering or sublicensing efforts. [*]. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference. Additional meetings of the JSC may also be held with the consent of each Party, and neither Party will unreasonably withhold, delay or condition its consent to hold such additional meetings. Each Party will be responsible for all of its own expenses incurred in connection with participating in all such meetings.

3.3	Decisions.
(a)

General. Subject to the provisions of this Section 3.3, actions to be taken by the JSC within the scope of its authority will be taken only following [*]. If the JSC fails to reach [*] agreement on a matter properly set forth before it (in accordance with this Section 3.3) for a period in excess of [*], such matter will be referred to the Chief Executive Officer of Agenus (or an executive officer of Agenus designated by the Chief Executive Officer of Agenus who has the power and authority to resolve such matter) and the Chief Executive Officer of Betta (or an executive officer of Betta designated by the Chief Executive Officer of Betta who has the power and authority to resolve such matter) (collectively, the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter [*] after such matter has been referred to them, then:

(i)	Subject to Section 3.3(a)(ii) below, Betta will have the final decision-making authority over [*]; and
(ii)	Agenus will have the final decision-making authority over the matter if [*].
(b)

Exceptions. Notwithstanding the foregoing, neither Party may exercise its right to finally resolve a dispute: (i) in a manner that expands such Party’s rights or excuses such Party from any of its obligations under this Agreement; or (ii) in a manner that would require the other Party to perform any act that it [*]believes to be inconsistent with any Applicable Law or any approval, order, policy or guidelines of a Regulatory Authority in its Territory.

ARTICLE 4.	DEVELOPMENT
4.1

Development Plans. [*], Betta will provide a development plan for the Territory in reasonable details including the clinical trials to be conducted for each Licensed Antibody, and a timeline for such Development (“Initial Territory Development Plan”) to the JSC for discussion and approval. A more comprehensive development plan describing in reasonable detail the proposed overall program of Development for the Licensed Product(s) containing such Licensed Antibodies in each region in the Territory, including preclinical and non-clinical studies, toxicology, formulation, plans for preparation and filing of INDs, indications for each Licensed Antibody to be Developed by Betta, Clinical Trials and regulatory plans and other key elements necessary to obtain Regulatory Approvals for such Licensed Product(s) (each, together with the Initial Territory Development Plan, a “Territory Development Plan”) will be provided by Betta to the JSC for discussion and approval [*]. Each Territory Development Plan will be updated at least annually by Betta, and submitted to the JSC for review and approval not later than June 30 of each calendar year during the Term. Each new or updated Territory Development Plan will include, with respect to each Licensed Product, an outline of an overall plan for such Licensed Product that sets forth all major Development tasks remaining to be accomplished prior to submission of INDs and, once Clinical Trials in the Territory have commenced, filings for Regulatory Approvals to the extent such tasks are known or can reasonably be ascertained. Betta will Develop each Licensed Antibody and Licensed Product in the Field and in the Territory in accordance with the applicable Territory Development Plan. Betta will be solely responsible for all costs and expenses in connection with the Development of Licensed Antibodies and Licensed Products in the Field and in the Territory.

4.2

Execution and Performance. Betta will [*] carry out its responsibilities under this Agreement in accordance with the Territory Development Plans. Without limiting the foregoing, Betta will [*] Develop and obtain Regulatory Approvals for [*] in the Field and in the Territory. Betta may, subject to Section 2.5 for any subcontract that constitutes a sublicense of the License, subcontract portions of the activities described in a Territory Development Plan to a Third Party subcontractor or a Sublicensee in the Territory; provided that (a) Betta will be responsible and liable for the performance of its subcontractors and Sublicensees; (b) Betta will ensure that all Inventions discovered, made or conceived by each subcontractor or Sublicensee in the course of the performance of such activities are assigned to Betta in a manner consistent with Section 8.1 below; provided that, in the event any such assignment is prohibited by Applicable Law, Betta will ensure that such Inventions are otherwise Controlled by Betta; and (c) Betta will require and [*] ensure that its subcontractors and Sublicensees comply with all Applicable Laws, including all GCP, GLP, Anti-Corruption Laws and Data Privacy Laws.

4.3

Document Transfer. Promptly following the Effective Date, Agenus will deliver and/or make available to Betta the documents listed on Schedule 4.3. During the Term, Agenus will provide Betta with all additional documents reasonably requested that are not already in Betta’s possession.

4.4

Assistance. Agenus will [*] provide [*] assistance to Betta (a) in connection with the transfer of documentation under Section 4.3, (b) to support its Development, including clinical and regulatory activities under Section 4.7, and Commercialization of the Licensed Antibodies and Licensed Products in the Field in the Territory, and (c) to facilitate the manufacturing technology transfer under Section 5.2(b), in each case, in accordance with this Section 4.4. The first [*] hours of any such assistance during the Term will be at no additional cost to Betta; provided that Betta will reimburse all out of pocket travel and accommodation costs incurred by Agenus at Betta’s request. In the event Betta reasonably requests any assistance from Agenus that would require Agenus to provide assistance in excess of the amounts described in the preceding sentence, the Parties shall negotiate [*] and agree upon all such assistance and appropriate compensation, which shall be documented in a separate written agreement. Notwithstanding the foregoing, Agenus will not be required to provide any assistance to the extent Agenus determines it would unreasonably interfere with Agenus’ own business. [*].

4.5	Data Sharing.
(a)

To the extent permitted by Applicable Laws (including the requirements of applicable Regulatory Authorities), Betta will provide written updates on a quarterly basis prior to each JSC meeting in English to Agenus summarizing Betta’s clinical progress and key data during the activities performed under the Territory Development Plan. Betta will maintain all Results in validated computer systems that are compliant with 21 C.F.R. §11. Betta will provide all Results (including final clinical study reports and all raw data) in its original format and language [*] after generation of such data or information. In addition, at Agenus’ written request, Betta will provide all final clinical study reports and all raw data translated and provided in English within a reasonable time as mutually agreed by the Parties. [*]. To the extent permitted by law (including the requirements of applicable Regulatory Authorities), Betta will provide access to all other data related to any Clinical Trial in accordance with procedures set forth in this Section 4.5, including case report forms, investigator reports, raw data and any analyses thereof. To the extent permitted by Applicable Laws (including the requirements of applicable Regulatory Authorities), Betta will [*] ensure that any agreement any Betta Party enters into with any Person regarding the Licensed Product will include data sharing obligations for such Persons consistent with this Section 4.5(a). [*].

(b)

To the extent permitted by Applicable Laws (including the requirements of applicable Regulatory Authorities), Agenus shall provide Betta with copies of all clinical data, final clinical study reports and other data and information reasonably required in Betta’s filings for Regulatory Approvals in the Territory or as requested by the Regulatory Authorities in the Territory relating to the Licensed Antibodies and/or Licensed Products generated by Agenus or its Affiliates [*] after generation of such data and information, in all cases, solely to the extent specifically relating to a Licensed Antibody in a monotherapy setting or in combination with the other Licensed Antibody, but excluding combinations of either or both Licensed Antibodies with any Other Component. Betta shall have the right to share any and all such data and other regulatory materials received from Agenus with Betta’s Affiliates and Sublicensees in the Territory. Providing such information or data shall be performed free of charge.

(c)	All data and information disclosed by one Party to the other under this Agreement shall be deemed Confidential Information of the disclosing Party.
4.6

Adverse Events Reporting. Betta will be responsible for reporting all safety related events for the Licensed Antibodies and Licensed Products to appropriate Regulatory Authorities in the Territory according to the Applicable Law and provide all necessary safety reporting information to ensure Agenus meets all applicable regulatory reporting obligations. Agenus will be responsible for reporting all safety related events, including annual reporting obligations, for the Licensed Antibodies and Licensed Product to the appropriate Regulatory Authorities outside the Territory according to Applicable Law. Betta and Agenus will keep each other informed of any serious adverse reactions, or other significant, unusual or unexpected safety findings related to either Licensed Antibody in English [*]; provided that Agenus will only be required to inform Betta of any serious adverse reactions, or other significant, unusual or unexpected safety findings related to a Licensed Antibody in a monotherapy setting or in combination with one another but excluding combinations of either or both Licensed Antibodies with any Other Component. In addition, Betta will provide summary safety reports in English to Agenus [*] or more frequently as required to meet regulatory requests. The Parties will coordinate adverse event reporting in accordance with a Safety Data Exchange Agreement (the “SDEA”) to be entered into by the Parties [*] after the Effective Date, which will be consistent with this Section 4.6 and in substantially the form attached as Schedule 4.6. The Parties may, if agreed under such SDEA, coordinate such activities through the JSC or the JSC may designate an appropriate person(s) to oversee pharmacovigilance matters.

4.7	Regulatory Matters.
(a)

Holder of Regulatory Approvals and Regulatory Submissions. Betta will hold Regulatory Approvals and Regulatory Submissions for Licensed Products in the Field in the Territory, including any pricing or reimbursement approvals, to the extent permitted by Applicable Law and in accordance therewith. Agenus will [*] cooperate with Betta, at Betta’s expense, to enable Betta to hold any or all such Regulatory Approvals and Regulatory Submissions; provided, however, that if Applicable Laws in the Territory do not allow Betta to hold Regulatory Approvals or Regulatory Submissions for Licensed Product in the Field in the Territory, then during the Term Agenus (i) will hold such

Regulatory Approval for Betta’s benefit, (ii) will appoint Betta as its exclusive agent to handle all regulatory activities for the Licensed Product in the Field in the Territory, and (iii) will promptly transfer such Regulatory Approval to Betta or its designee when allowed by Applicable Laws; further provided that in the event and during any period that Agenus holds such Regulatory Approval for Betta’s benefit, (A) Agenus will not be obligated to perform any activities, bear any obligations, or bear any costs, in each case, in addition to the activities set forth in this Agreement due to Agenus or its Affiliate holding such Regulatory Approval; (B) Agenus will not assume any liability in connection with Agenus holding such Regulatory Approval; (C) should Agenus incur any costs or expenses related to holding or transferring any such Regulatory Approval, Betta will reimburse Agenus or its Affiliates for any and all costs and expenses incurred by Agenus in holding or transferring such Regulatory Approval; and (D) Betta will indemnify and hold Agenus Indemnitees from and against any and all Liabilities to the extent arising from Agenus holding such Regulatory Approval in the Field in the Territory as set forth in ARTICLE 13.

(b)

Betta’s Responsibilities. Betta will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the obtaining of Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for the Licensed Products from Regulatory Authorities in the Field and in the Territory. Betta will keep Agenus informed of regulatory developments related to Licensed Products in the Field and in the Territory and will promptly notify Agenus in writing of any decision by any Regulatory Authority in the Field and in the Territory regarding any Licensed Product. All regulatory activities conducted, and Regulatory Submissions prepared, by or on behalf of Betta with respect to the Licensed Product in the Territory will be conducted and prepared in compliance with Applicable Laws.

(c)

Agenus’ Responsibilities. Agenus will [*] cooperate with Betta in obtaining any Regulatory Approvals and any pricing or reimbursement approvals, as applicable, for a Licensed Product in the Field and in the Territory including by providing reasonable access to clinical data, and other data, information, and documentation for Licensed Products in the Field that is included in the Licensed Know-How, including any Regulatory Approvals or Regulatory Submissions for the Licensed Products in the Field in the Territory and, as applicable, and subject to any Third Party obligations, outside the Territory.

(d)

Communications with Regulators. Betta will notify the JSC in writing of all material oral or written communications to and from Regulatory Authorities relating to Licensed Products in the Territory, provide a copy of any such material written communications in its original format and language, and provide an English language summary of such communications and description of the principal issues raised, in each case, within [*] after the occurrence of such material oral or written communications. If any such material written communications are not in English, upon Agenus’ request, Betta will provide the JSC with an English translation of such written communications within [*] of Agenus’ request. [*]. Betta will provide the JSC complete copies of all written communications (including communications relating to meetings with Regulatory Authorities) in their original format and language within [*] after its receipt or submission of such written communications. Betta will not have the right to communicate with Regulatory Authorities outside the Territory in connection with the Licensed Antibodies and/or the Licensed Products without Agenus’s prior consent.

(e)

Meetings. Betta will provide Agenus with [*] advance notice (to the extent Betta has reasonable advanced noticed thereof) of all material or substantive meetings (including telephone conference calls) with Regulatory Authorities in the Territory pertaining to any Licensed Antibodies and/or Licensed Products, or with as much advance notice as practicable. Betta will consider [*] Agenus’ reasonable suggestions and comments with respect to such meetings or conference calls and will keep Agenus [*] informed of all significant issues arising from such meetings.

(f)	Submissions.
(i)

Agenus will have the right to comment and consult with Betta on any communications or Regulatory Submissions made by Betta Parties to Regulatory Authorities in the Territory in connection with the Licensed Antibodies and/or Licensed Products. Betta will provide Agenus with copies of (i) in the original language in its entirety and an English translation [*] prior to the estimated date of submission thereof, all draft Regulatory Submissions (including BLAs, INDs, orphan drug applications and designations) and any referenced Results regarding any Licensed Product for Agenus’ review and comment, and Betta will [*] in preparing the final versions thereof; (ii) in the original language in its entirety promptly after submission and an English translation [*] after submission, all Regulatory Submissions actually submitted; and (iii) in the original language and an English translation [*] after receipt or denial thereof, all Regulatory Approvals received or denied; provided, however, that in all circumstances, Betta will inform Agenus of such event prior to its public disclosure of such event. [*].

(ii)

Agenus will provide Betta with copies in the original language of sections relating to clinical results, efficacy, safety, dosage, and any other sections reasonably requested by Betta of (A) all Regulatory Submissions actually submitted (including in the original language thereof) in the United States; and (B) all Regulatory Approvals obtained or denied in the United States, in each case of (A) and (B), to the extent solely related to a Licensed Antibody in a monotherapy setting or in combination with the other Licensed Antibody, but excluding combinations of either or both Licensed Antibodies with any Other Component.

(g)

Right of Reference. Each Party will have access and a “Right of Reference,” as that term is defined in 21 C.F.R. §314.3(b) (or any successor rule or analogous law recognized outside of the United States) to all data contained or referenced in any Regulatory Submission and Regulatory Approvals Controlled by the other Party or its Affiliates necessary or reasonably useful for (i) Betta to exercise the License; and (ii) Agenus to exercise its Retained Rights. Each Party will have the right to sublicense its Right of Reference together with a sublicense of the licenses granted to such Party under Section 2.1 or Section 2.4, as applicable. Each Party will bear its own costs and expenses associated with providing the other Party with the Right of Reference and sharing of data and information pursuant to this Section 4.7(g).

(h)

Audits. No more than [*] period, or more frequently as reasonably required to address any quality issues or to allow any Regulatory Authority to inspect any Clinical Trial sites, and upon not less than [*] prior written notice, Betta will permit Agenus or any Regulatory Authority, and will require its Affiliates and Sublicensees engaged to perform work on any such Clinical Trial to permit Agenus or any Regulatory Authority, to audit any such study sites and to audit the study records of such Persons to determine compliance with Section

4.2, and to audit the study records of such Persons for data-sharing purposes as set forth in Section 4.5. Such audits will take place during normal business hours [*], unless significant non-compliance identified warrants further assessment or any Regulatory Authority reasonably requires additional time. Such audits will be conducted in a manner that minimizes interruption of Betta’s or the study site’s operations and will be at Agenus’ sole cost and expense. Persons auditing the facilities, books or records will be required to enter into separate confidentiality agreements, if not expressly covered by this Agreement, and will abide by the safety protocols and standard operating procedures of the audited facility while on site.

4.8

Scientific Records. Betta will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all material work done and results achieved in the performance by Betta Parties of Development and/or Manufacturing activities with respect to Licensed Antibodies and Licensed Products.

4.9

Betta Personnel. Betta represents and warrants that, to the extent permissible under Applicable Laws, each employee and contractor of Betta performing obligations under this Agreement will, prior to conducting any such obligations hereunder, be obligated by written contract to (a) promptly disclose to Betta all Inventions and other Know-How conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (b) automatically assign to Betta all right, title and interest in and to all such Inventions and other Know-How and all intellectual property rights therein, and (c) adhere to similar obligations of confidentiality as are set forth in this Agreement.

4.10

Abandoned Development. Betta will, through itself and the Betta Parties, [*] Develop, Manufacture and Commercialize Licensed Products in the Territory in the Field in accordance with the Territory Development Plan. If, at any point in time prior to the First Commercial Sale of the first Licensed Product containing a Licensed Antibody to obtain Regulatory Approval, (a) the Betta Parties have substantially ceased to conduct Development of such Licensed Antibody [*], (b) such inactivity was not imposed by a Regulatory Authority, a result of a change in Applicable Laws, and was not due to a Force Majeure Event, and (c) Agenus has complied with its obligations under this Agreement during such period, then Betta will be deemed to have abandoned Development of such Licensed Antibody (“Abandoned Development”). If, at any point in time following the First Commercial Sale of the first Licensed Product containing a Licensed Antibody to obtain Regulatory Approval, (i) [*], (ii) such inactivity was not imposed by a Regulatory Authority, a result of a change in Applicable Laws, and was not due to a Force Majeure Event, and (iii) Agenus has complied with its obligations under this Agreement during such period, then Betta will be deemed to have abandoned Commercialization of such Licensed Antibody (“Abandoned Commercialization”). If Agenus [*] concludes that Betta has Abandoned Development or Abandoned Commercialization of either Licensed Antibody, as applicable, then Agenus may deliver written notice to Betta setting out the basis for Agenus’ conclusion. [*].

ARTICLE 5.	MANUFACTURING AND SUPPLY
5.1

Supply Agreement. Unless the Parties agree otherwise, [*] following the Effective Date, the Parties will negotiate in good faith and enter into a supply agreement (the “Supply Agreement”) consistent with the supply terms and conditions in this Section 5.1 for the supply of the Licensed Antibodies in a [*] drug product format in final form by Agenus to Betta for Development and Commercialization in the Field in the Territory.

(a)	The Parties agree that the Supply Agreement should be consistent with the following principle: prior to the Manufacturing Technology Transfer Completion pursuant to Section

5.2(b), Agenus will [*] supply the Licensed Antibodies in a [*] drug product format in final form to Betta for the Field in the Territory at [*] of Agenus’ Fully Burdened Manufacturing Costs (or the Fully Burdened Manufacturing Costs of its Affiliate, Sublicensee or Third Party Manufacturer, as applicable), plus all logistics, shipping, and any VAT or other applicable transfer taxes, subject to (i) reasonable forecasting and other typical supply terms and (ii) Betta’s procurement of all import permits and other approvals needed for such Development and Commercialization in the Field in the Territory where such supply is intended for use.

(b)

As long as Agenus supplies the Licensed Antibodies to Betta for Commercialization in the Field in the Territory, no more than once per [*] or more frequently as reasonably required to address any quality issues, and upon not less than [*] prior written notice, Agenus will (i) [*] accommodate Betta’s reasonable request to audit Agenus’ third party manufacturer facilities where the Licensed Antibodies supplied hereunder are Manufactured in order to assess compliance with GMP, (ii) accommodate Betta’s reasonable request to audit the parts of Agenus’ facilities that oversee the Manufacture of the Licensed Antibodies by Agenus’ third party manufacturer of the Licensed Antibodies in order to assess compliance with GMP, and (iii) accommodate Betta’s reasonable request to audit Agenus’ books and records directly related to the Manufacture of such Licensed Antibodies, including such records provided to Agenus by Agenus’ third party manufacturer of the Licensed Antibodies. Betta will [*] complete such audits within [*], during business hours, without unreasonable disruption to the audited party’s normal business operations and in accordance with such party’s security, safety and other rules and requirements. Persons auditing the facilities, books or records shall be required to enter into separate confidentiality agreements, if not expressly covered by this Agreement and shall abide by the safety protocols and standard operating procedures of the audited facility while on site. Any authorized audits of third party facilities shall be on the terms and subject to the requirements and approval of any such third party. For the avoidance of doubt, Agenus will have satisfied its obligation in Section 5.1(b)(i) above to [*] by asking its third party manufacturer to accommodate an audit by Betta, and in no event will Agenus be required to exercise its own audit right in its agreement with any such third party manufacturer to accommodate an audit request by Betta.

5.2	Supply by Betta.
(a)

Manufacturing by Betta. At Betta’s request, and subject to the License and the terms of this Section 5.2, Betta will have the right to Manufacture the Licensed Antibodies and Licensed Products in the Territory for (i) Development use in the Field in the Territory under the Territory Development Plans and (ii) Commercialization use in the Field in the Territory, in each case at Betta’s cost and expense, only after Betta’s completion of any studies or testing required by and receipt of any qualifications and Regulatory Approvals from any Regulatory Authorities or other Governmental Bodies necessary to Manufacture such Licensed Antibodies and Licensed Products in the Territory.

(b)

Manufacturing Technology Transfer. Subject to its compliance with Applicable Laws and this Agreement, Betta will commence manufacturing technology transfer as contemplated under this Section 5.2 by written notice to Agenus (the “Tech Transfer Notice”) no later than [*] from the Effective Date. [*] of the Tech Transfer Notice, the Parties will enter into a technology transfer agreement (the “Tech Transfer Agreement”) detailing a technology transfer plan (the “Tech Transfer Plan”) for the transfer of Agenus Manufacturing Technology for both Licensed Antibodies; provided that, notwithstanding the Tech Transfer Agreement and Tech Transfer Plan, any assistance provided by Agenus in connection with the Tech Transfer Plan and Tech Transfer Agreement will be subject to the provisions contained in Section 4.4. [*] following the execution of the Tech Transfer Agreement, the Parties will begin the transfer of the Agenus Manufacturing Technology for both Licensed Antibodies from Agenus to Betta, its Affiliate or a permitted Third Party manufacturer engaged by Betta (which will be approved by Agenus, [*] (the “Third Party Manufacturer”), in accordance with the Tech Transfer Plan at Betta’s sole cost and expense, subject to Section 4.4. Among other things, the Tech Transfer Plan will provide that Agenus will [*] (i) provide reasonable assistance to Betta in accordance with Section 4.4 and (ii) make available reasonably sufficient quantities of the Manufacturing Materials for the Licensed Antibodies to support the ongoing production of such Licensed Antibodies for commercial manufacturing purposes, together with appropriate documentation regarding the history, validation, stability and propagation of such Manufacturing Materials and such other documentation and information as Betta, its Affiliate or the Third Party Manufacturer, as applicable, may reasonably request. Subject to Section 4.4, Betta will reimburse all out of pocket travel and accommodation costs incurred by Agenus and Affiliates in the course of the performance of the Tech Transfer Plan. Any and all Know-How transferred under the Agenus Manufacturing Technology may only be used by Betta, its Affiliate, or the Third Party Manufacturer, as applicable, to Manufacture the Licensed Antibodies and/or the Licensed Products in the Territory, in the Field, during the Term, and not for any other purpose. Upon [*], the transfer of Agenus Manufacturing Technology contemplated under this Section 5.2(b) will be deemed completed (the “Manufacturing Technology Transfer Completion”), and Betta will provide Agenus with written confirmation of the Manufacturing Technology Transfer Completion [*] of the occurrence thereof, and pay Agenus the Tech Transfer Fee in accordance with Section 7.2. Notwithstanding anything to the contrary, Betta will [*] ensure the Manufacturing Technology Transfer Completion will occur within [*] following the effective date of the Tech Transfer Agreement.

(c)

Compliance with Manufacturing Process. Upon Manufacturing Technology Transfer Completion, Betta Party and Third Party Manufacturers will, Manufacture each Licensed Antibody in compliance with the existing Manufacturing Process delivered by Agenus for each Licensed Antibody and/or Licensed Product. Betta Party and Third Party Manufacturers can further modify the Manufacturing Process to ensure that the Licensed Antibody and/or Licensed Product obtains necessary Regulatory Approvals in the Territory (the “Territory Manufacturing Process”); provided that, before making any modification, Betta will provide Agenus a Manufacturing Process change plan in reasonable details for discussion and written approval by Agenus, which will not be unreasonably withheld. The Territory Manufacturing Process will be established in accordance with product specifications for such Licensed Antibody and/or Licensed Product for Exploitation in the Territory to meet regulatory requirements in the Territory (the “Territory Specifications”). Any modification to the Territory Manufacturing Process and/or the Territory Specifications shall also be reviewed and approved by Agenus by written consent, which will not be unreasonably withheld. [*]. Betta will, if requested in writing by Agenus, annually send samples of each Licensed Antibody and Licensed Product so Manufactured to allow Agenus to test such samples. For the avoidance of doubt, in the event that Agenus is asked to provide its written approval or written consent pursuant to this Section 5.2(c), it will be deemed reasonable for Agenus to withhold such written approval or written consent in the event that Agenus reasonably believes that the requested modification could compromise the integrity or quality of the Licensed Antibody or Licensed Product or is inconsistent with the Specifications.

(d)

Recordkeeping. Each of the Betta Parties will maintain complete and accurate batch records, Clinical Trial data, laboratory data, reports and other technical records relating to the Development and Manufacturing of Licensed Antibodies and/or Licensed Products (“Records”) in accordance with the applicable requirement of their respective standard operating procedures, the terms and conditions of this Agreement, NMPA and all Applicable Law. The Betta Parties will provide Agenus with the applicable Records upon written request by Agenus within [*] of such request. All Records will be maintained for the minimum period required by Applicable Laws.

(e)

Audit of Manufacturing. Agenus will have the right to conduct compliance audits of the Betta Parties to confirm compliance with (i) Section 5.2(c) and (ii) all Applicable Laws (collectively, the “Manufacturing Standards”) with respect to the Manufacture of the Licensed Antibodies and Licensed Products by or on behalf of Betta upon a [*] written notice to Betta. Betta will provide, and will require the other Betta Parties and Third Party Manufacturers to provide, to Agenus and its agents access to physical and electronic materials and to their respective premises in order to facilitate such audit. Agenus will [*] complete any compliance audit within [*], during business hours, without unreasonable disruption to the audited party’s normal business operations and in accordance with such party’s security, safety and other rules and requirements. Agenus may not conduct ordinary audits more often than once in any [*]; provided, however, that the frequency, duration and notice requirements in this Section 5.2(e) will not apply in the event that Agenus has a reasonable belief that Betta is in material non-compliance with the Manufacturing Standards.

(f)

Suspension of Manufacturing. Agenus may terminate or suspend any Betta Party’s Manufacturing of, and the License with respect to the right of any Betta Party to Manufacture, one (1) or both Licensed Antibodies on [*] written notice to Betta in the event that the reference testing conducted pursuant to Section 5.2(c) or the results of an audit conducted in accordance with Section 5.2(e) demonstrate that the Manufacturing activities of such Betta Party include material deviations from the Manufacturing Standards and that are not cured within [*] following Agenus’s written notice of the same to Betta detailing in reasonable detail such deviations.

(g)

Non-Compliance of Manufacturing Process. In the event that a Betta Party Manufactures a Licensed Antibody that is materially non-compliant with the Specifications or materially non-compliant with the Manufacturing Standards, Betta will promptly disclose such non-compliance to Agenus.

(h)

Supply for Agenus. Following the Manufacturing Technology Transfer Completion pursuant to Section 5.2(b), if Agenus wishes that one (1) or both of the Licensed Antibodies and any Licensed Products be Manufactured by any Betta Party and/or a Third Party Manufacturer solely for Development and/or Commercialization outside the Territory, then upon Agenus’ request the Parties will negotiate [*] toward a supply agreement, pursuant to which such Betta Party and/or Third Party Manufacturer will [*] supply the Licensed Antibodies or Licensed Products to Agenus. Such agreement will provide, among other things, that Licensed Antibodies and/or Licensed Products will be supplied at [*] of Betta’s Fully Burdened Manufacturing Costs (or the Fully Burdened Manufacturing Costs of its Affiliate, Sublicensee or Third Party Manufacturer, as applicable), plus all logistics, shipping, and any VAT or other applicable transfer taxes, subject to (i) reasonable forecasting and other typical supply terms and (ii) Agenus’s procurement of all import permits and other approvals needed for such development and commercialization outside of the Territory where such supply is intended for use. [*].
5.3

Quality Agreement. Prior to commencement of any Clinical Trial or Commercialization of a Licensed Product by the Betta Parties, Agenus and Betta will enter into a quality agreement setting forth the responsibilities of the Parties with respect to compliance with GMP in connection with Development, Manufacturing and Commercialization of Licensed Products in the Field and in the Territory and may include additional compliance requirements related to non-clinical and clinical operations.

ARTICLE 6.	COMMERCIALIZATION
6.1

General. Betta will prepare and present a commercialization plan detailing the Commercialization activities to be conducted by the Betta Parties in relation to the Licensed Product in the Field in each region in the Territory (each, a “Territory Commercialization Plan”) to the JSC as soon as practicable, but no later than [*], which will be annually updated. Betta will [*], at its own expense, to Commercialize Licensed Products in the Field and in the Territory in accordance with the applicable Territory Commercialization Plan. Unless otherwise agreed by the Parties, no Betta Party will sell or dispose of any Licensed Antibody or Licensed Product for Value to a Third Party in the Field and in any region in the Territory without first obtaining the applicable Regulatory Approval of such Licensed Antibody or Licensed Product in such region. The Parties, through the JSC, will discuss the strategies and procedures regarding the Commercialization of the Licensed Products in the Field and in the Territory.

6.2	Global Branding.
(a)

Global Branding Strategy. Agenus will control the global branding strategy (including global positioning, messages, logo, colors and other visual branding elements) for the Licensed Antibodies and Licensed Products throughout the world (the “Global Branding Strategy”). Betta will comply with the Global Branding Strategy; provided, however, that Betta will be permitted to deviate from the Global Branding Strategy for a Licensed Product in relation to the Territory to the extent [*] (such deviations “Permissible Deviations”). Betta will discuss any Permissible Deviation from the Global Branding Strategy with Agenus and consider any comments Agenus may have with respect thereto [*].

(b)	Product Trademarks.
(i)

Subject to obtaining necessary Regulatory Approvals, Betta will Commercialize Licensed Products in the Field and in the Territory under (1) a non-Chinese-character product name and related trademarks initially selected by Agenus or, in the context of a Permissible Deviation, selected by Betta and approved by the JSC (the “Product Trademarks”); or (2) a Chinese-character product name and related trademarks selected by Betta and approved by the JSC (the “Chinese Trademarks”). All uses of the Product Trademarks and Chinese Trademarks to identify and/or in connection with the Commercialization of, Licensed Products will be in accordance with the applicable Regulatory Approvals, all Applicable Law and the Global Branding Strategy. Betta will use Product Trademarks under which Licensed Products are marketed or sold (other than Betta’s corporate trademarks or trade names) only pursuant to the terms of this Agreement to identify, and in connection with the Commercialization of Licensed Products, and will not use them to identify, or in connection with the marketing of, any other products. [*] (together with the Product Trademarks and the Chinese Trademarks, the “Product Marks”, [*]. Agenus will grant and hereby grants a non-exclusive, sublicenseable (subject to Section 2.5), fully paid-up, royalty free, non-transferrable (subject to Section 14.3) license under the Agenus Product Marks for Betta to Commercialize the applicable Licensed Product in the Field in the Territory subject to the terms and conditions in this Section 6.2(b). Betta will grant and hereby grants a non-exclusive, sublicenseable (subject to Section 2.5), fully paid-up, royalty free, non-transferrable (subject to Section 14.3) license under the Betta Product Marks for Agenus to Commercialize the applicable Licensed Product outside the Territory. For the avoidance of doubt, neither Party will have any right to use the other Party’s or the other Party’s Affiliates’ corporate names or logos in connection with Commercialization of Licensed Products.

(ii)

Betta will reasonably cooperate with Agenus to enable Agenus to ascertain that all uses of all of the Product Marks, as permitted hereunder, meet the quality standards set by Agenus in connection with its existing uses of each of such Product Mark, including by allowing Agenus and its representatives to make periodic inspection of Betta’s packaging, inserts, records, documents and other materials that contain any such Product Mark.

(c)

Promotional Materials. Betta will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to Licensed Products (“Promotional Materials”) for use in the Territory. All such Promotional Materials will be (A) compliant with Applicable Law, and (B) if applicable, consistent in all material respects with the Global Branding Strategy except in relation to the Permissible Deviations. Betta will submit representative samples of its Promotional Materials to Agenus for review and comment and will consider Agenus’s comments [*]; provided, however, that Agenus will have the right to require Betta to remove from any Promotional Materials any content that Agenus considers is not consistent in all material respects with the Global Branding Strategy and are not Permissible Deviations.

6.3	Sales and Distribution.
(a)

Betta Responsibilities. Betta will be responsible for booking sales and will warehouse and distribute Licensed Products in the Territory at its sole cost. Betta will be solely responsible for handling all returns of Licensed Products sold in the Territory, as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Licensed Products sold in the Territory.

(b)

Two-Invoice Policy. Prior to Betta providing commercial supply in the Territory, with respect to the Licensed Products for the PRC for distribution channels in which the Two-Invoice Policy applies, Agenus will sell Licensed Products for the PRC exclusively to a single general distributor designated by Betta for importation into and distribution in the PRC (the “General Distributor”). The Parties agree that if, under the Two-Invoice Policy and Applicable Laws in a given Province in the Territory, no Betta Party can, based on their existing qualifications, distribute the Licensed Products for such Province directly or indirectly to its distributors for the PRC, or if any distributor for the Licensed Products for the PRC is required in such Province to have a direct contractual agreement for the supply of the Licensed Product with the owner of the Regulatory Approval of the Licensed Product in the country where such Licensed Product is manufactured, then:

(i)

The Parties will [*] discuss and agree to alternative arrangements for the distribution of the Licensed Products in such Provinces that complies with the Two-Invoice Policy as implemented in such Provinces and that maintains those responsibilities and economic interests of the Parties as agreed under this Agreement. The key terms of such alternative arrangements will include pricing, discounts or allowances arrangements, management of accounts receivable, collection of distributor data, forecasting and ordering, invoicing, and management of inventory. [*].

(ii)

For the purpose of maintaining the economic interests of the Parties as agreed under this Agreement, Agenus will pay to Betta the gross margin Agenus receives from the General Distributor that Betta would have received if Betta directly sold such Licensed Product to the General Distributor (the “Price Difference”). Betta will have the right to conduct audits through an independent, certified public accountant on Agenus’ relevant records to determine the accuracy of the Price Difference.

(iii)

Betta will, and Betta will cause all Betta Parties to, provide to Agenus all reasonable assistance, facilitation and support for the distribution of the Licensed Products in the applicable Provinces to comply with the Two-Invoice Policy. For the avoidance of doubt, in the case that Betta and the General Distributor directly make an agreement in accordance with this Section 6.3(b), such agreement will conform to the terms and conditions of this Agreement.

6.4

Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product sold in the Territory during the Term, or in the event a Betta Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Territory, Betta will advise Agenus thereof by telephone, facsimile or e-mail as promptly as practicable, but at least [*] prior to public disclosure of such recall, market withdrawal or corrective action conducted, except where such advisement would reasonably be expected to result in Betta’s non-compliance with Applicable Law, in which case, Betta will advise Agenus thereof as soon as reasonably practicable. Except where it would reasonably be expected to result in Betta’s non-compliance with Applicable Law, Betta, in consultation with Agenus, will decide whether to conduct a recall, market withdrawal or similar action in the Territory and the manner in which any such recall will be conducted. If the Licensed Product that is subject to such recall, market withdrawal or corrective action was supplied by Agenus, Agenus will make available all of its pertinent records that may be [*] by Betta in order to effect a recall in the Territory. Betta will bear all costs and expenses that may be incurred in connection with any Licensed Product recall or withdrawal in the Territory; provided, however, that to the extent any such recall or withdrawal is due to the failure of the Licensed Products supplied by Agenus to comply with the specifications of the Licensed Product in accordance with the terms and conditions of the Supply Agreement, Agenus will bear all reasonable costs and expenses incurred in connection with such recall or withdrawal.

6.5

Ex-Territory Sales. Subject to Applicable Law, Betta will not, and will not permit any Betta Party or Third Party contractors to, engage in any advertising or promotional activities relating to any Licensed Product directed primarily to customers or other buyers or users of such Licensed Product located outside the Territory, or accept orders for Licensed Products from or sell Licensed Products outside of the Territory. Betta will require, and will cause Betta Parties to require, that its legal contracts with distributors of Licensed Products include restrictions on such distributor’s selling or exporting the Licensed Product out of the Territory. If Betta Parties receive any order for Licensed

Products outside the Territory, it will refer such orders to Agenus. Betta will, and will ensure that Betta Parties, label Licensed Products to be sold by a Betta Party as being for sale only in the Territory. Betta will ensure that Betta Parties do not export any Licensed Products from inside the Territory to outside of the Territory. Betta will promptly inform Agenus of any exports of Licensed Products from the Territory, and the actions taken to prevent such exports. Betta will take reasonable actions requested in writing by Agenus that are consistent with Applicable Law to prevent exports of Licensed Products from the Territory.

6.6

Subcontractors. Subject to Section 2.5 for any subcontract that constitutes a sublicense of the License, Betta may perform any of its Commercialization obligations relating to the Licensed Products through one or more subcontractors; provided that (a) Betta remains responsible for the work allocated to, and payment to, such subcontractors and Sublicensees to the same extent it would if it had done such work itself; (b) the subcontractor or Sublicensee undertakes in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties with respect to Confidential Information pursuant to ARTICLE 9 hereof; (c) Betta will ensure that all Inventions discovered, made or conceived by each subcontractor and Sublicensee in the course of the performance of such activities are assigned to Betta in a manner consistent with Section 8.1(a) below; provided that, in the event any such assignment is prohibited by Applicable Law, Betta will ensure that such Inventions are otherwise Controlled by Betta; and (d) Betta will require [*] ensure that its subcontractors and Sublicensees comply with all obligations and covenants to which Betta is subject under this Agreement, as well as Applicable Laws, including all GDP, GMP, Anti-Corruption Laws and Data Privacy Laws.

ARTICLE 7.	FINANCIAL TERMS
7.1

Up-Front Payment. Betta will pay to Agenus a one-time, non-refundable, non-creditable, up-front payment (“Initial Payment”) of Fifteen Million U.S. dollars ($15,000,000), [*]. Agenus shall invoice Betta for the Initial Payment immediately upon execution of this Agreement. The Initial Payment shall be allocated as set forth on Schedule 7.1 hereto.

7.2

Tech Transfer Fee. Betta will pay to Agenus an additional one-time, non-refundable, non-creditable, and not subject to set-off fee of [*] (“Tech Transfer Fee”) upon the Manufacturing Technology Transfer Completion pursuant to Section 5.2(b). Agenus will invoice Betta for the Tech Transfer Fee following its receipt of Betta’s notice of the Manufacturing Technology Transfer Completion pursuant to Section 5.2(b) and Betta will make the payment [*] following receipt of such invoice.

7.3

Milestone Payments. In addition to the Initial Payment and the Tech Transfer Fee, Betta will pay to Agenus each of the applicable milestone payments provided for in this Section 7.3 upon the first occurrence of the indicated milestone event (each a “Milestone Payment”). Each such Milestone Payment will be non-refundable, non-creditable and not subject to set-off.

(a)

Development Milestones. The following Development Milestone Payments will be paid after the achievement of the specified milestone event, and only once with respect to all Licensed Products upon the achievement of the corresponding Development milestone event as follows:

Development Milestone Event	Payment
(i)[*]	[*]

(ii)[*]	[*]
(iii)[*]	[*]

If the Development milestone event described in clauses 7.3(a)(i) is not achieved, but the Development milestone event described in clause 7.3(a)(ii) is achieved, then such earlier skipped Milestone Payment will then be due and payable together with the Milestone Payment due for the achieved milestone event. [*] after the achievement of each Development milestone event, Betta will notify Agenus of such achievement. Agenus will invoice Betta for the Development Milestone Payment for each Development milestone event achieved following its receipt of such notice and Betta will make the Milestone Payment [*]following receipt of such invoice.

(b)

Commercial Milestones. Betta will pay to Agenus each of the applicable Commercialization Milestone Payments in this Section 7.3(b) upon the first time that the annual Net Sales of all Licensed Products in the Territory (the “Annual Net Sales”) during the Term achieves the thresholds set forth below (collectively, the “Commercial Milestones”):

Annual Net Sales of all Licensed Products in the Territory	Payment
(i)[*]	[*]
(ii)[*]	[*]
(iii)[*]	[*]

[*] after the end of each calendar year, Betta will notify Agenus if any Commercial Milestones are achieved (“Commercial Milestones Notice”), provided that Betta will provide the unaudited Net Sales within [*] after the end of each calendar year. Agenus will invoice Betta for each Commercial Milestone Payment for each Commercial milestone achieved following its receipt of the Commercial Milestones Notice and Betta will make the Milestone Payment within [*] following receipt of such invoice. For clarity, Betta shall only be obligated to make payment once for the first time when a Commercial Milestone is achieved and Betta has no obligation to make further payment if such Commercial Milestone is achieved again.

7.4	Running Royalties. Betta will pay to Agenus running royalties on Net Sales of all Licensed Products in the Territory at the applicable royalty rates, as set forth in the following table:

Annual Aggregated Net Sales of all Licensed Products in the Territory	Royalty Rate
(i)[*]	[*]
(ii)[*]	[*]
(iii)[*]	[*]
(iv)[*]	[*]

(v)[*]	[*]

(a)

Duration of Royalty Obligations. Betta’s obligation to pay royalties under this Section 7.4 will be in effect during the “Royalty Term” which begins on the date of First Commercial Sale of a Licensed Product in the Territory and will expire on a Licensed Product-by-Licensed Product and region-by-region basis upon the latest of:

(i)	the expiration of the last-to-expire Licensed Patent in such region having a Valid Claim that Covers such Licensed Product;
(ii)	the expiration of all Regulatory Exclusivity Periods that apply to such Licensed Product in such region; or
(iii)	the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in the Territory.
(b)	Additional Provisions Regarding Royalties. Betta’s royalty obligations under this Section 7.4 will be subject to the following conditions:
(i)	only one royalty will be due and payable with respect to the same unit of Licensed Product;
(ii)	royalties when owed or paid hereunder will be non-refundable and non-creditable and not subject to set-off, except as expressly set forth herein;
(iii)

no royalties will be due upon the sale or transfer of Licensed Products among the Betta Parties, but in such cases the royalty will be due and calculated on a Betta Party’s Net Sales to the first independent Third Party;

(iv)	no royalties will accrue on the disposition of Licensed Products by the Betta Parties for use in clinical studies conducted by the Betta Parties; and
(v)

no royalty anti-stacking, offsets, or reductions of any kind will apply. Betta will be responsible for [*] ensure non-infringement of the Licensed Products under third party rights in the Territory in the Field.

7.5	Payment Terms. Unless otherwise stated below, this Section 7.5 will apply to all payments to be made by one Party to the other hereunder.
(a)

Manner of Payment. All payments to be made by one Party to the other Party under this Agreement will be made in United States dollars and by bank wire transfer in immediately available funds to such bank account as may be designated in writing by such Party from time to time. For the purpose of converting the local currency in which any Net Sales arise into US dollars for purpose of calculating royalties, the rate of exchange to be applied will be [*].

(b)

Royalty Payment Statements. Starting on the date of First Commercial Sale of a Licensed Product in the Territory, Betta will furnish to Agenus a quarterly written report for each calendar quarter no later than [*] following completion of each calendar quarter showing all royalty payments due to Agenus pursuant to Section 7.4 (“Royalty Payment Statement”) for the relevant calendar quarter including:
(i)	the gross amount invoiced by the Betta Parties to any Third Party for the sale to such Third Party of Licensed Products;
(ii)	the calculation of Net Sales, including the applicable royalty rate and the type and amount of all deductions and offsets allocated with respect to such Net Sales;
(iii)	if applicable, the exchange rate, as defined in Section 7.5(a) used for calculating any royalties; and
(iv)	such other particulars as are reasonably necessary for an accurate accounting of the payments due pursuant to this Agreement.
(c)	Royalty Invoicing.
(i)	Agenus will invoice Betta for all royalties payable under this Agreement [*] following receipt of each Royalty Payment Statement for the applicable calendar quarter.
(ii)	With respect to any royalty payment by Betta to Agenus under Section 7.4, Betta will pay each invoice for such royalty payment [*] after delivery of such invoice to Betta by Agenus.
(d)

Overdue Payments. Any overdue payments to Agenus by Betta under this Agreement will accrue interest [*] (or the maximum legal interest rate allowed by Applicable Law, if less) from and after such date and Betta will be responsible for reasonable legal fees and expenses incurred by Agenus in connection with the collection thereof.

(e)

Records and Audits. Betta will maintain (and will cause all Betta Parties to maintain) accurate books and records of accounting to document the sales of Licensed Products and the calculation of royalties payable to Agenus in the Territory. For a period of [*] following the end of the relevant calendar year, the relevant books and records will, upon written request by Agenus, be made reasonably available for inspection by an internationally recognized firm of independent certified public accountants (to be selected by Agenus/ and reasonably acceptable to Betta) as reasonably necessary to verify the accuracy of royalty reports for the relevant period. Access to such books and records will be during normal business hours and upon reasonable prior notice; provided that such audits or inspections will not be conducted more frequently than [*]. If the auditors correctly identify any underpayments or overpayments, the amount of any underpayments will be paid to Agenus by Betta [*] of notification of the results of such inspection, and any overpayments will be fully creditable against amounts payable to Agenus in subsequent periods. [*].

(f)

Taxes. Betta will be responsible for all withholding, VAT, transfer and other taxes and fees imposed by any entity in the Territory in connection with the payments and activities pursuant to this Agreement, none of which would reduce the payments to Agenus described herein. Agenus will be liable for all U.S. federal and state income and other taxes (including interest) imposed upon any payments made by Betta to Agenus pursuant to this Agreement. If Applicable Laws in the Territory require the withholding of such taxes, Betta will withhold and deduct the amounts required and pay such amounts to the applicable taxing authority, and increase any payments due to Agenus to take into account the withheld or deducted amounts such that, after deducting and withholding such amounts (including for taxes on the additional amounts payable), Agenus receives amounts equal to the amounts set forth hereunder before any withholdings and deductions; provided that, in the event that Agenus actually recovers any such withheld or deducted amounts paid by Betta to the applicable taxing authority, Agenus shall return, refund, reimburse, or credit any such recovered amounts to Betta. Betta will submit to Agenus appropriate proof of payment of the withheld or deducted taxes as well as the official receipts within a reasonable period of time. Each Party will, upon request, provide the other Party with reasonable assistance in order to assist such Party in seeking the benefit of any present or future tax exemptions and/or treaties against double taxation which may apply to any payments due Agenus under this Agreement.

ARTICLE 8.	INTELLECTUAL PROPERTY
8.1	Ownership of Program Technology.
(a)

Agenus will solely own any and all Inventions directed to the composition of matter of any Licensed Antibody, including improvements thereof, or methods of use of any Licensed Antibody, including combinations using Licensed Antibody and improvements thereof (“Product Inventions”) and all patent rights therein (“Product Invention Patent Rights”); (i) made solely, as between the Parties, by Representatives of Agenus (“Agenus Improvements”), and any patent rights therein (“Agenus Improvement Patent Rights”); or (ii) made by Representatives of Agenus in conjunction with Representatives of Betta (“Joint Improvements”), and any patent Rights therein (“Joint Improvement Patent Rights”). Betta shall assign and hereby assigns to Agenus all of its right, title and interest in and to all of the foregoing.

(b)

Betta will own any and all Inventions (other than Product Inventions) made solely, as between the Parties, by Representatives of Betta (“Betta Improvements”), and any Patent Rights therein (“Betta Improvement Patent Rights”).

(c)

For clarity, (i) all Product Inventions, Product Invention Patent Rights, Agenus Improvements, Agenus Improvement Patent Rights, Joint Improvements and Joint Improvement Patent Rights [*] for the Development, Manufacture or Commercialization of the Licensed Product in the Field in the Territory will be included in the Licensed IP and licensed to Betta under the License; and (ii) all Betta Improvements and Betta Improvement Patent Rights [*] will be included in the Betta IP and licensed to Agenus under the license granted by Betta to Agenus under Section 2.4.

(d)	Each Party shall promptly notify the other Party of any Invention arising in connection with this Agreement, including Inventions made by Affiliates or sublicensees of the Party.
8.2

Ownership Disputes. The Parties will attempt [*] to resolve any disputes regarding ownership of Inventions, and all Patent Rights and any other intellectual property rights therein. In the event the Parties are unable to resolve such dispute through escalation to Executive Officers of the Party, such dispute will be resolved [*].

8.3	Prosecution, Enforcement and Defense of Patent Rights.
(a)

Agenus will have the first right, but not the obligation, at its discretion, to Prosecute and defend throughout the world any [*]. In any jurisdiction in the Territory where Agenus chooses not to Prosecute or defend any Licensed Patent Right, Agenus will notify Betta of any decision to cease Prosecution or defense of any Licensed Patent Right in the Territory at least [*] before any due date for filing, payment or other action to avoid loss of rights. Upon Betta’s receipt of such notice, or in any jurisdiction in the Territory where Agenus fails to take or continue any action to Prosecute or defend any Licensed Patent Right in the Territory within [*] before any due date for filing, payment or other action to avoid loss of rights, in each case, Betta will have the second right, but not the obligation, to cause Agenus to Prosecute and defend such Licensed Patent Right at Betta’s cost; provided [*]. Agenus will consult with Betta and keep Betta reasonably informed of the Prosecution or defense of any Licensed Patent Rights in the Territory and will provide Betta with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, Agenus will provide [*]. Agenus [*] will have final decision-making authority under this Section 8.3(a).

(b)

Betta will have the first right, but not the obligation, in its discretion, to Prosecute and defend throughout the world any [*]. In any jurisdiction outside the Territory where Betta chooses not to Prosecute any Betta Improvement Patent Right included within its license to Agenus under Section 2.4, Betta will notify Agenus of any decision to cease Prosecution or defense of any Betta Improvement Patent Rights outside the Territory at least [*] before any due date for filing, payment or other action to avoid loss of rights. Upon Agenus’ receipt of such notice, or in any jurisdiction outside the Territory where Betta fails to take or continue any action to Prosecute or defend any Betta Improvement Patent Right outside the Territory within [*] before any due date for filing, payment or other action to avoid loss of rights, in each case Agenus will have the second right, but not the obligation, to cause Betta to Prosecute or defend such Betta Improvement Patent Right at Agenus’ cost; provided that [*]. Betta will consult with Agenus and keep Agenus reasonably informed of the Prosecution or defense of any Betta Improvement Patent Rights outside the Territory and will provide Agenus with all material correspondence received from any patent authority outside the Territory in connection therewith. In addition, [*]. Betta [*] will have final decision-making authority under this Section 8.3(b).

(c)

In the Territory, Betta will have, with respect [*], the first right to enforce Licensed IP. Agenus will have the sole right to enforce Licensed IP outside the Territory or in the Territory outside the Field. In any jurisdiction in the Territory where Betta chooses not to enforce [*], Betta will notify Agenus of such decision at least [*] before any due date for filing, payment or other action to avoid loss of rights. Upon the earlier of Agenus’ receipt of such notice or in the event Betta fails to take or continue any action to enforce [*] of Betta becoming aware of [*] or where Betta fails to take or continue any action to enforce [*] before any due date for to avoid loss of rights, Agenus will have the second right, but not the obligation, to enforce [*]. The non-enforcing Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and [*]. Each Party shall cooperate fully with the other Party in such action to [*]; provided, however, that if the enforcing Party is Betta, then such excess recovery will be deemed Net Sales and subject to royalty payments under Section 7.4.

(d)

With respect to the Licensed IP in the Territory or any Betta Improvement Patent Right included within the license granted to Agenus under Section 2.4, the Party responsible for Prosecution will consult with and keep the other Party fully informed of material issues relating to the Prosecution of such Patent Rights, [*].

8.4

Assignments. Each Party will require its Affiliates, and all of its or its Affiliates’ employees, licensees, sublicensees, independent contractors and agents [*] to assign all of its or their right, title and interest in or to any Inventions to such Party. Each Party will, and will cause its Affiliates and all of its or its Affiliates’ employees, licensees, sublicensees, independent contractors and agents [*] to cooperate and take all additional actions and to execute such agreements, instruments and documents as may be reasonably required to perfect such Party’s right, title and interest in and to Inventions and any Patent Rights therein.

8.5

Cooperation. Each Party hereby agrees to provide to the other Party all reasonable assistance and cooperation reasonably necessary to enable such other Party to undertake Prosecution, enforcement and defense of Patent Rights as contemplated by this Agreement, including: (a) to cause its employees, and to use reasonable efforts to cause its licensees, sublicensees, independent contractors, agents and consultants, to be reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives); (b) to endeavor [*] to coordinate its efforts with the other Party to minimize or avoid interference with the Prosecution, enforcement and defense of the other Party’s Patent Rights that are subject to this Agreement; (c) to provide any necessary powers of attorney and executing any other required documents or instruments required to give effect to the terms of this Agreement; and (d) to cause its employees, and to use reasonable efforts to cause its licensees, sublicensees, independent contractors, agents and consultants, to provide any and all information required for the other Party to comply with its relevant duties of disclosure as required by Applicable Law in the United States or any other jurisdiction.

8.6

Licensed Patent Right Challenge. In the event a Betta Party institutes or actively participates as an adverse party in, or otherwise provides material support to, institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding in the Territory to invalidate or limit the scope of any Licensed Patent Right claim or obtain a ruling that any Licensed Patent Right claim is unenforceable or not patentable or that any Licensed Antibody or Licensed Product does not infringe one or more claims of any Licensed Patent Right, then a “Licensed Patent Right Challenge” will be deemed to have occurred. [*].

8.7

Responsibility. It is understood and agreed that Betta is solely responsible for searching for, identifying, evaluating or obtaining access to, Patent Rights Controlled by Third Parties (expressly excluding the Licensed IP) that may be infringed by Betta’s Development, Manufacture or Commercialization of the Licensed Antibodies or Licensed Products in the Field in the Territory in accordance with this Agreement. Agenus will have no responsibility or liability to Betta with respect to such Third Party Patent Rights. In the event that either Party receives any notice of potential infringement of any Third Party Patent Rights as a result of, or otherwise impacting, the Exploitation of the Licensed Product, it will promptly notify the other Party.

8.8

Patent Term Extension. Agenus and Betta shall each cooperate with one another and shall [*] in obtaining any available marketing exclusivity and patent term extension to the extent applicable to the Licensed IP in the Territory.

8.9

Defense Against Claims of Infringement Brought by Third Parties. If a Third Party brings a claim or asserts against any Party or its Affiliates or sublicensees that a Patent Right or other right owned or controlled by the Third Party is or has been infringed by the Development, Manufacture, or Commercialization of a Licensed Antibody or Licensed Product in the Field in the Territory (an “Infringement Action”), the Party first obtaining knowledge of such a claim shall [*] provide the other Party notice of such claim along with the related facts in reasonable detail. Agenus shall have the right to direct and control the defense of such Infringement Action, [*]. If Agenus does not exercise its right to direct and control the defense of an Infringement Action, then Betta shall have such right; [*].
ARTICLE 9.	CONFIDENTIALITY
9.1	Confidential Information.
(a)

In connection with the performance of their respective obligations under this Agreement, each Party (the “Disclosing Party”) may, itself or through its Affiliates, disclose certain of its Confidential Information to the other Party (the “Recipient”) or its Affiliates. During the Term and for a period of [*] thereafter, except as provided herein, the Recipient will maintain all Confidential Information of the Disclosing Party in strict confidence and will not use and/or disclose such Confidential Information for any purpose, except that the Recipient may use and/or disclose or permit the use and/or disclosure of any such Confidential Information to its Affiliates and/or sublicensees, or its or their respective directors/board members, officers, employees, consultants, advisors and agents, who in each case are obligated to maintain the confidential nature of such Confidential Information on terms no less stringent than those of this ARTICLE 9 in the exercise of its rights under this Agreement and solely as necessary for its performance of this Agreement. In addition, the Recipient may use and/or disclose Confidential Information of the Disclosing Party (i) in exercising the Recipient’s rights and licenses granted hereunder (including exercising these rights to discuss with Third Party sublicensing opportunities) or to fulfill its obligations and/or duties hereunder; provided that such use and/disclosure is made to a Person who is obligated to confidentiality and non-use obligations no less rigorous than those of this Section 9.1 and (ii) subject to Section 9.1(c), in prosecuting or defending litigation, complying with Applicable Law and/or submitting information to tax or other Governmental Bodies.

(b)

The obligations of confidentiality and non-use set forth above will not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party: (i) was publicly known prior to the time of its disclosure under this Agreement; (ii) became publicly known after the time of its disclosure under this Agreement other than through acts or omissions of the Recipient, its Affiliates, potential sublicensees or sublicensees in violation of this Agreement; (iii) is or was disclosed to the Recipient or any of its Affiliates at any time, whether prior to or after the time of its disclosure under this Agreement or any prior confidentiality agreement executed by the Parties, by a Third Party having no fiduciary relationship with the Disclosing Party or any of its Affiliates and subject to no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient or any of its Affiliates without access to such Confidential Information as evidenced by written records; or (v) was lawfully in the possession of Recipient or any of its Affiliates at the time of receipt from Disclosing Party or any of its Affiliates as documented by Recipient’s or any of its Affiliate’s records.

(c)

In addition, the Recipient or any of its Affiliates may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with Applicable Law or a court or administrative order; provided that the Recipient provides to the Disclosing Party prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d)	Notwithstanding the obligations in Section 9.1(a) and 9.1(c), the Recipient may disclose (and, in connection therewith, use) Confidential Information of the Disclosing Party, if such disclosure:
(i)

is made to its Affiliates, licensees, sublicensees, agents, consultants, directors/board members, officers, employees, advisors or other Third Parties (including service providers) for the Development, Manufacture or Commercialization of Licensed Antibodies and/or the Licensed Products, or in connection with a bona fide (A) assignment of this Agreement, (B) a licensing transaction related to one or more Licensed Antibodies and/or Licensed Products, (C) a loan, financing or investment, or (D) an acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities or entering into such transactions), in each case (A) through (D) on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement;

(ii)	consists entirely of Confidential Information previously approved by the Disclosing Party for public disclosure by the Recipient; or
(iii)

in the event that Agenus is the Recipient, is made to an Upstream Licensor or another sublicensee under an Upstream License Agreement in order to comply with the terms and conditions under the corresponding Upstream License Agreement or sublicense agreement; provided that Agenus shall redact any confidential or proprietary information not required to be disclosed to such Upstream Licensor or sublicensee.

(e)

Each Recipient will be responsible for any breach of the obligations of this Section 9.1 by any Person to whom such Recipient or its Affiliate disclosed the Disclosing Party’s Confidential Information.

9.2	Publicity; Attribution; Terms of this Agreement; Non-Use of Names.
(a)

Except as required by judicial order or Applicable Law, or as set forth below, neither Party may make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. The Party preparing any such public announcement will provide the other Party with a draft thereof at least [*] prior to the date on which such Party would like to make the public announcement. Neither Party may use the name, trademark, trade name or logo of the other Party, its employees, or of [*], in any press release, advertising or promotional materials without the prior express written permission of the other Party or, as applicable, [*].

(b)

Notwithstanding the terms of this ARTICLE 9, either Party will be permitted to disclose the existence and terms of this Agreement to the extent required, based on the advice of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) or its PRC counterparts, or any other Governmental Body, at its sole cost and expense.

(c)

Either Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential sublicensees or assignees or licensors, including the Upstream Licensors, or to any other Person described in Section 9.1(d)(i) or Section 9.1(d)(iii), in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 9.2(c) or Section 9.1(d)(i) or Section 9.1(d)(iii).

(d)

For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure if the content of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

9.3

Publications. The Betta Parties will have the right to make disclosures pertaining to a Licensed Antibody and/or Licensed Product in recognized scientific publications or at scientific conferences in accordance with the following procedure: [*].

9.4

Return of Confidential Information. Subject to Section 10.3, upon the expiration or termination of this Agreement, upon request, the Recipient will return to the Disclosing Party or destroy all Confidential Information received by the Recipient or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Recipient and its Affiliates will destroy: (a) any notes, reports or other documents. prepared by the Recipient which contain Confidential Information of the Disclosing Party; and (b) any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party. Nothing in this Section 9.4 will require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business of the Recipient and its Affiliates; provided that the Recipient and its Affiliates will continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE 9 with respect to any of the Disclosing Party’s Confidential Information contained in such archival tapes or other electronic back-up media. Any requested destruction of the Disclosing Party’s Confidential Information will be certified in writing to the Disclosing Party by an authorized officer of the Recipient supervising such destruction. Notwithstanding the foregoing, (i) the Recipient and its Affiliates may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Recipient’s continuing obligations under this ARTICLE 9 and (ii) the Recipient and its Affiliates may retain the Disclosing Party’s Confidential Information and its own notes, reports and other documents to the extent reasonably required (A) to exercise the rights and licenses of the Recipient expressly surviving expiration or termination of this Agreement; (B) to perform the obligations of the Recipient expressly surviving expiration or termination of this Agreement; or (C) for regulatory or archival purposes. Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Recipient will continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE 9.

ARTICLE 10.	TERM AND TERMINATION
10.1

Term. The term of this Agreement (the “Term”) will commence on the Effective Date and will expire upon the expiration of the Royalty Term in all regions for all Licensed Products, unless earlier terminated by a Party as set forth below in this ARTICLE 10. On expiration of the Royalty Term for a Licensed Product in any particular region, absent any prior termination, the License for the corresponding Licensed Product and its Licensed Antibody and the license granted to Betta under the Product Marks in accordance with Section 6.2(b) will in such region become perpetual, fully paid-up, royalty-free, irrevocable and exclusive in such country.

10.2	Termination.
(a)

For Convenience. At any time, Betta may elect to terminate this Agreement in its entirety, or as to a single Licensed Antibody, by providing ninety (90) days’ prior written notice to Agenus; provided that at any time after such notice by Betta, Agenus may accelerate the effective date of such termination by providing thirty (30) days’ prior written notice to Betta of such accelerated effective date.

(b)

For Betta’s Abandonment. Agenus may, on written notice to Betta, terminate this Agreement with respect to either Licensed Antibody and its corresponding Licensed Products in the event of Abandoned Development or Abandoned Commercialization of such Licensed Antibody, subject to the provisions of Section 4.10.

(c)

For Material Breach. If either Party believes [*] that the other Party is in material breach of any material provision of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party stating the cause, and proposed remedy if any. Subject to this Section 10.2(c), the allegedly breaching Party will have [*] from the date of such notice to cure such breach (the “Cure Period”). [*]. Notwithstanding the foregoing:

(A)

(1) any material breach of Section 11.6 or (2) any breach of any provision in this Agreement that causes Agenus to materially breach any provision of any Upstream License Agreement will constitute a material breach of a material provision of this Agreement and the Cure Period will [*] for such breach; and

(B)

the Cure Period will be [*] in the event that a Party materially breaches any of its payment obligations to the other Party; provided, however, the failure to make the Initial Payment pursuant to Section 7.1 will be deemed an incurable material breach of a material provision of this Agreement and Agenus will have the right to terminate this Agreement in its entirety with immediate effect;

provided that, in each case of (A) and (B) (other than with respect to the Initial Payment), the breaching Party may remedy such breach during such [*] Cure Period. If the breaching Party is Betta and the breach relates to Betta’s failure to enforce any material provisions of a Sublicensee, then following the Cure Period and operation of the applicable provisions of this Section 10.2(c), Agenus may terminate this Agreement in whole or in part, or at its option, solely with respect to such sublicense, and Betta will within [*] of such termination provide written confirmation to Agenus that such sublicense has been terminated.

(d)

Termination upon Bankruptcy. Each Party will have the unilateral right to terminate this Agreement at any time during its Term by providing written notice with immediate effect in the event that: (i) the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of all or substantially all of its assets, or (ii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [*] after the filing thereof, or (iii) if the other Party proposes or is a party to any dissolution or liquidation, or (iv) if the other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors (an “Insolvency Event”). All rights and licenses granted under or pursuant to this Agreement by Betta or Agenus or each of their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n)

of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the non-insolvent Party (and its Affiliates and sublicensees) as licensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto.

(e)	Other Termination.
(i)	Either Party will have the right to terminate this Agreement in connection with a Force Majeure Event asserted by the other Party, in accordance with Section 14.6.
(ii)	[*].
(iii)	[*].
10.3

Consequences of Termination. In the event that this Agreement is terminated in its entirety pursuant to Section 10.2, then, in addition to the other provisions which survive termination pursuant hereto, the following provisions will apply, and in the event that a Party terminates this Agreement pursuant to Section 10.2 with respect to a single Licensed Antibody, the following provisions will apply solely with respect to such Licensed Antibody and the Licensed Products containing such Licensed Antibody (and this Agreement will continue in full force and effect with respect to the other Licensed Antibody and the Licensed Products containing such other Licensed Antibody).

(a)

Each Party will comply with the return and destruction obligations with respect to Confidential Information and any other Know-How of the other Party that are in its or its Affiliates’, sublicensees’ or Third Party contractors’ possession or control in accordance with ARTICLE 9.

(b)

Betta will deliver all unpaid payments due hereunder within [*] after the effective date of termination of this Agreement in whole or in part (the “Termination Date”). All payments made to Agenus prior to termination of this Agreement will be non-refundable.

(c)

As of the Termination Date, all licenses and rights granted by Agenus to Betta hereunder (including in Section 2.1 and 6.2(b)(i)) will terminate and such licenses and rights will revert to Agenus (except for those that expressly survive any such termination hereunder), and the Betta Parties will have no further rights to use any Licensed IP and Product Marks except to the extent and for so long as is necessary to permit Betta to finish work-in-progress. With Agenus written consent, Betta will be permitted to sell any Licensed Product inventory (“Remaining Inventory”) for a period of [*] following the Termination Date, and to otherwise perform any responsibilities in connection with any then ongoing clinical trial or other activity that cannot be terminated as of such date under Applicable Laws, it being agreed that all such activities and responsibilities will be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by transitioning such activities and responsibilities to Agenus) as promptly as possible, subject to Applicable Laws. Betta will continue to make any and all applicable payments to Agenus for the Licensed Product sold or disposed of by any Betta Party, including any royalties under Section 7.4 for Net Sales of Licensed Product in the Remaining Inventory. Agenus will have the option of purchasing Remaining Inventory from Betta Parties at [*] of such Betta Parties’ Fully Burdened Manufacturing Costs of the Remaining Inventory.

(d)

Betta will grant, and hereby grants, to Agenus a worldwide, perpetual, irrevocable, non-exclusive, fully paid, royalty-free, transferable right and license, with the right to grant sublicenses through multiple tiers, under the Betta IP and Right of Reference as described in Section 4.7(g), solely for research and Exploitation of the Licensed Antibodies and/or the Licensed Products.

(e)

At Agenus’ written request and expense, Betta shall assign, and shall cause all other Betta Parties to assign, to Agenus or its designee, all of Betta’s rights under Third Party contracts relating to the Development, Manufacture and/or Commercialization of the Licensed Antibodies and the Licensed Products, to the extent that such contracts can be assigned without the counterparty’s consent and, to the extent that such consent is required, Betta will [*] obtain such consent and, if such consent is obtained, thereafter shall assign, and shall cause all other Betta Parties to assign, such rights to Agenus; and Agenus will assume Betta’s obligations under such assigned contracts, except to the extent such obligations relate to the period of performance prior to assignment or to any breach of such agreements by a Betta Party.

(f)

At Agenus’ written request, Betta will provide Agenus with originals and copies of all, Regulatory Approval or Regulatory Submission for the Licensed Products. To the extent any Betta Parties obtained any ownership interest in a Regulatory Approval or Regulatory Submission, and (i) to the extent permissible under Applicable Law, Betta shall assign, and shall cause all other Betta Parties to assign, to Agenus or Agenus’ designee such Regulatory Approval or Regulatory Submission; or (ii) if such Regulatory Approval or Regulatory Submission cannot be transferred to Agenus or Agenus’ designee, Betta shall, and shall cause all other Betta parties to, permit Agenus to cross-reference and rely upon such Regulatory Approval and Regulatory Submission filed, including submitting to each applicable Regulatory Authority of a letter or other necessary documentation (with a copy to Agenus) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Approval and Regulatory Submission. In addition, upon Agenus’ written request, Betta will, at Agenus’s cost and expense, provide to Agenus copies of all related documentation, including material non-clinical, preclinical and clinical data that are held by Betta or reasonably available to Betta Parties.

(g)

Betta will, and will cause Betta Parties, to [*] provide assistance, at the cost of Agenus, to commence or continue Developing or Commercializing the Licensed Antibodies and Licensed Products in the Territory for a period of no more than [*] after the effective date of such termination in accordance with a mutually agreed upon transition plan.

(h)

If, as of the Termination Date, Betta Parties are conducting any Clinical Trials, then, at Agenus’ election on a Clinical Trial-by-Clinical Trial basis: (i) to the extent permissible under Applicable Law, at Agenus’ cost and expense, Betta will, and will cause Betta Parties to, cooperate with Agenus to transfer the conduct of such Clinical Trial to Agenus or its designees and complete such transfer promptly and, in any case, within [*] after the termination effective date, and Agenus will assume any and all liability for the conduct of such transferred Clinical Trial after the date of such election (except to the extent arising prior to the election date or from any willful misconduct or negligent act or omission by Betta Parties or their respective employees, agents and contractors) and (ii) Betta will, at its cost and expense, orderly wind-down the conduct of any such Clinical Trial that is not assumed by Agenus under clause (i) above.

(i)

Except as set forth [*] or as may otherwise be agreed in writing by the Parties, Betta will be responsible at its own expense for an orderly wind-down, in accordance with Applicable Laws and accepted pharmaceutical industry norms and ethical practices, of any then on-going Development, Manufacture and/or Commercialization activities not transferred in accordance with the foregoing clauses. [*].

(j)

Except where expressly provided for otherwise in this Agreement, termination of this Agreement will not relieve the Parties of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 10.3 will survive in addition to others specified in this Agreement to survive in such event.

10.4

Effect on Sublicenses. In the event of any termination of this Agreement for any reason, upon the election of Agenus, any Sublicensee, from the effective date of such termination, will automatically become a direct licensee of Agenus under rights and terms equivalent to the sublicense rights and terms which were previously granted to such Sublicensee by Betta hereunder; provided that, as a condition of receiving such direct license from Agenus, in the case of a termination pursuant to Section 10.2(b), Section 10.2(c), Section 10.2(e)(i), or Section 10.2(e)(ii), such Sublicensee has not contributed in any material respect to the circumstances that led to the termination.

10.5

Survival in All Cases. Termination or expiration of this Agreement will be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, ARTICLE 1, ARTICLE 8, ARTICLE 9, ARTICLE 12, ARTICLE 13 and Sections 2.4, 7.1, 7.5(e), 10.3, 10.4, 10.5, 11.4(g) (upon expiration, but not upon termination), 11.5(e) (upon expiration, but not upon termination), 11.8, 14.1, 14.2, 14.5, 14.7 will survive any expiration or termination of this Agreement.

ARTICLE 11.	REPRESENTATIONS, WARRANTIES, AND COVENANTS
11.1	Mutual Representations and Warranties. Each Party represents, warrants, and covenants to the other Party that as of the Effective Date:
(a)

It is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;
(c)

the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party and shall not violate (i) such Party’s organizational documents; (ii) any agreement, instrument or contractual obligation to which such Party is a party or by which it is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Body presently in effect applicable to such Party;

(d)	when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditor’s rights generally and by general equitable principles;

(e)

as of the Effective Date, it is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency that restricts it from granting to such other Party the rights and licenses as set forth in this Agreement; and

(f)

such Party has valid and sufficient arrangements and agreements with its directors, officers and employees (which term shall include agents, consultants and subcontractors) such that ownership of intellectual property rights in and to any Inventions made by its directors, officers and employees vests in such Party.

11.2	Betta’s Representations and Warranties. Betta represents and warrants to Agenus that:
(a)

Betta and its Affiliates are not, and Betta will ensure that Betta Parties are not, required under Applicable Laws to submit scientific data to Governmental Body controlled databases pursuant to the Chinese State Council’s Scientific Data Administrative Measures; and

(b)

As of the Effective Date, to Betta’s knowledge there is no pending litigation against Betta or any of its Affiliates relating to, and neither Betta nor any of its Affiliates has received any written notice from any Third Party asserting, an allegation that the Development, Manufacturing or Commercialization activities of Betta or its Affiliates exceed the scope of any license granted by a Third Party pursuant to an agreement to which Betta or its Affiliates are currently bound.

11.3	Agenus’ Representations and Warranties. Agenus represents and warrants to Betta that as of the Effective Date:
(a)	Agenus Controls the Licensed IP, and Agenus has executed the Amendment to Inter-Company Agreements;
(b)

Agenus has the full rights, power and authority to grant the License granted herein, and is not prohibited from doing so by the terms of any agreement to which it is a party [*], and has the full right, power and authority to deliver the Licensed IP to Betta, and is not prohibited from doing so by the terms of any agreement to which it is a party, [*];

(c)

The Upstream License Agreements include all agreements between Agenus or its Affiliates and a Third Party under which Agenus or its Affiliates have licensed or sublicensed the Licensed IP from a Third Party, and Agenus has provided Betta with a copy of each Upstream License Agreement, which copy has been redacted to remove any provisions or terms not necessary to determine Betta’s rights under the License.

(d)	[*];
(e)	Agenus’ performance of its obligations under this Agreement does not or will not cause any breach of any Upstream License Agreements;
(f)	Agenus’ right, title and interest to all the Licensed IP are free of any lien or security interest;

(g)

Agenus has received no written notice from a Third Party regarding, nor has any knowledge that any Third Party intends to assert, any claim that the Exploitation of any Licensed Antibody and/or Licensed Product in the Territory infringes the intellectual property rights of a Third Party;

(h)

there are no written licenses or other agreements to which Agenus or any of its Affiliates is a party that relate in any material respect to any Licensed Antibody and/or Licensed Product in the Territory or any Licensed IP relating thereto, and Agenus has not granted any right or license to any Third Party relating to any of the intellectual property rights it Controls, which would conflict or interfere with any of the rights or licenses granted to Betta hereunder;

(i)

neither the execution and delivery of this Agreement nor the performance hereof by Agenus requires Agenus to obtain any permits, authorizations or consents from any Governmental Body or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which Agenus is a party or to which it may be subject that relates to the Licensed IP or the Licensed Antibody and/or Licensed Product; and

(j)

there is no written action, suit, proceeding (other than routine patent office and regulatory matters), arbitration, or litigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending, or to its knowledge, threatened, against Agenus or any of its Affiliates, in each case in connection with the Licensed IP or the Licensed Antibodies and/or Licensed Products.

11.4	Covenant by Betta. Betta covenants to Agenus that during the Term:
(a)

Betta will not knowingly, and will not permit any Betta Party to, generate Results or otherwise engage in any activities that use the inventions Covered in the Licensed IP, the Product Marks, or any other Know-How or Patent Rights Controlled by Agenus, in a manner that is outside the scope of the license rights expressly granted to it hereunder;

(b)

Betta will perform, and will cause Betta Parties to perform, their responsibilities and exercise their rights under this Agreement in compliance with this Agreement (including Section 11.6(b)) and all Applicable Laws, including all GCP, GLP, GDP, GMP, Anti-Corruption Laws and Data Privacy Laws;

(c)	Betta will not, and will not permit Betta Parties to, ship or otherwise make available Licensed Antibodies or Licensed Products outside of the Territory;
(d)

Betta will, and will cause Betta Parties to, maintain complete and accurate Records, and will ensure that no Records, including any Clinical Trial records or Manufacturing batch records, are tampered with or improperly modified;

(e)

Betta will perform, and will cause Betta Parties and their respective subcontractors to, perform all necessary or required record filings with, and obtain all necessary or required licenses, approvals and permits from, all applicable Governmental Bodies in the PRC (including without limitation the HGRAC Approvals) for the conduct of activities, including Development activities and data sharing, under this Agreement, including any record filings or approvals necessary or required to allow for the access or transfer to or use by Agenus or its Affiliates or sublicensees of Clinical Trial data and records, and provide Agenus with copies of such record filings, licenses, approvals, and permits;
(f)

all employees and officers of Betta or Betta Parties working under this Agreement shall be under the obligation to assign all right, title and interest in and to their Inventions, whether or not patentable, if any, to Betta as the sole owner thereof, and under the obligation to maintain as confidential the Confidential Information of Betta; and

(g)	during the Term and thereafter following its expiration (but not its termination):
(i)

Betta, on behalf of itself and its Affiliates and any other Betta Parties, hereby covenants that, neither it nor any of its Affiliates or other Betta Parties shall (i) sue, assert any claim or counterclaim, or take or otherwise participate in any legal proceeding, petition, allegation or relevant action, under any Know-How, Patent Rights, or other intellectual property Controlled by Betta or its Affiliates as of the Effective Date (“Betta Existing IP”), against Agenus, its Affiliates, or any of its or their sublicensees making any allegation of infringement, misappropriation, or otherwise by Agenus, its Affiliates, or any of its or their sublicensees with respect to the research, development, manufacture, use, commercialization, offer for sale, sale, distribution, import, export, or other exploitation of any Licensed Antibody or Licensed Product, or (ii) directly and knowingly cause, assist, support, permit, authorize or encourage any Third Party in doing any of the foregoing.

(ii)

The Betta Parties shall not enable, authorize or license any Third Party to take any action that would have the effect of allowing such Third Party to take any action relating to the Betta Existing IP that would be prohibited by this Section 11.4(g) if taken by a Betta Party.

(iii)

If any Betta Party asserts any claim or counterclaim or otherwise participates in any action, suit or proceeding that would be prohibited by this Section 11.4(g), then Betta shall, and shall use reasonable efforts to cause such Affiliate or other Betta Party to, (A) withdraw, file a dismissal with prejudice, or take all actions having similar effect, with respect to any such claim, counterclaim, action, suit or proceeding [*] of the earlier of (1) Agenus’s written request, or (2) Betta learning of such claim, counterclaim, action, suit or proceeding, and (B) if obtained, deliver a copy of such withdrawal or dismissal with prejudice, or reasonable documentary evidence of any similar action having similar effect, to Agenus within such [*] period.

11.5	Covenant by Agenus. Agenus covenants to Betta that during the Term:
(a)	Agenus will perform its responsibilities under this Agreement in compliance with this Agreement (including Section 11.6(b)) and all Applicable Laws, including all Anti-Corruption Laws;
(b)

all employees and officers of Agenus or its Affiliates working under this Agreement shall be under the obligation to assign all right, title and interest in and to their Inventions, whether or not patentable, if any, to Agenus as the sole owner thereof, and under the obligation to maintain as confidential the Confidential Information of Agenus;

(c)

Agenus shall not, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it Controls which would conflict or interfere with any of the rights or licenses granted to Betta hereunder; and

(d)

Agenus shall not license, sell, assign or otherwise transfer to any person (including any Affiliate of Agenus) any Licensed IP, or any of its rights or obligations thereunder to any person (including any Affiliate of Agenus) in any manner that would materially conflict with the rights granted or licensed to Betta under this Agreement.

(e)	During the Term and thereafter following its expiration (but not its termination):
(i)

Agenus, on behalf of itself and its Affiliates, hereby covenants that, neither it nor any of its Affiliates, shall, (i) sue, assert any claim or counterclaim, or take or otherwise participate in any legal proceeding, petition, allegation or relevant action, under any patent issuing on PRC patent application number [*] against any Betta Party making any allegation of infringement by any Betta Party with respect to the Development, Manufacture, or Commercialization of the Licensed Products containing Zalifrelimab in the Field and in the Territory, or (ii) directly and knowingly cause, assist, support, permit, authorize or encourage any Third Party in doing any of the foregoing.

(ii)

Agenus and its Affiliates shall not enable, authorize or license any Third Party to take any action that would have the effect of allowing such Third Party to take any action relating to the [*] that would be prohibited by this Section 11.5(e) if taken by Agenus or its Affiliates.

(iii)

If Agenus or any Affiliate asserts any claim or counterclaim or otherwise participates in any action, suit or proceeding that would be prohibited by this Section 11.5(e), then Agenus shall, and shall use reasonable efforts to cause such Affiliate to, (A) withdraw, file a dismissal with prejudice, or take all actions having similar effect, with respect to any such claim, counterclaim, action, suit or proceeding [*] of the earlier of (1) Betta’s written request, or (2) Agenus learning of such claim, counterclaim, action, suit or proceeding, and (B) if obtained, deliver a copy of such withdrawal or dismissal with prejudice, or reasonable documentary evidence of any similar action having similar effect, to Betta [*] period.

11.6	Compliance.
(a)

No Debarment. Each Party hereby represents, warrants and covenants (on behalf of itself and its Affiliates) that it nor any of its Affiliates will not and has not employed or otherwise used in any capacity the services of any person debarred in performing any activities under or in connection with this Agreement under Section 335a of Title 21 of United States Code or by the FDA, or under any analogous laws under the Applicable Laws or by any Regulatory Authority in the Territory. Each Party will immediately notify the other Party in writing if any such debarment occurs or comes to its attention, and will, with respect to any person or entity so debarred, promptly remove such person or entity from performing any activities related to or in connection with the Territory Development Plans or this Agreement.

(b)	Data Privacy, Anti-Bribery and Anti-Corruption Compliance.

(i)

Each Party will implement appropriate processes and controls with respect to technology and work flow methodologies in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of personally identifiable information in accordance with Applicable Law in all material respects.

(ii)	Each Party understands and agrees that it has complied and will continue to comply with all applicable Anti-Corruption Laws in connection with this Agreement in all material respects.
(iii)

To its best knowledge, each Party represents, warrants and covenants that no payments of money or anything of value have been or will be offered, promised, or paid, whether directly or indirectly, by any of its directors, officers, employees, Affiliates, or Third Party representatives to any Government Official in connection with this Agreement: (A) to influence any official act or decision of any Government Official; (B) to induce any Government Official to do or omit to do any act in violation of lawful duty; (C) to secure any improper business advantage; (D) to obtain or retain business for, or otherwise direct business to, any Party; or (E) otherwise in violation of Anti-Corruption Laws, in each case, in connection with this Agreement.

(iv)

To its best knowledge, each Party warrants, represents and covenants that, in connection with this Agreement, the Party, its Affiliates, directors, officers, employees, and Third Party representatives: (A) have not and will not request, accept, offer, promise, or give any bribe, kickback, or other corrupt payment to any person, including any representative of any commercial entity, in violation of any applicable Anti-Corruption Law; and (B) have not and will not request, offer, promise, or give any financial or other advantage to induce another person to perform a function or activity in order to obtain or retain an improper business advantage, in each case (A) and (B), in any way relating to this Agreement.

(v)

Except as disclosed on Schedule 11.6(b)(v), to its best knowledge, each Party represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates nor any of its or their employees, principals, officers, or directors are currently Public Officials. If any of such Party’s or its Affiliates’ or its or their employees, principals, officers, or directors is as of the Effective Date or thereafter becomes a Public Official during the Term, such Party shall, upon its knowledge, notify the other Party immediately so that the other Party may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws. For the purposes of this Section 11.6(b)(v), “Public Official” means an officer or employee of a Governmental Body; an officer or employee of any examination and approval authority; an official of the NMPA; an official of other applicable food and drug administration; a political party official; a candidate for political office; or an official of public international organizations. Betta represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates are directly or indirectly majority owned by one or more Governmental Bodies.

(vi)	Each Party represents and warrants that no formal or informal proceeding, investigation, or inquiries by or before any Governmental Body involving such

Party or its Affiliates or, to the best knowledge of such Party, with respect to any Anti-Corruption Laws is pending or, to the knowledge of such Party, is threatened.
(vii)

Each Party covenants that it will promptly inform the other Party if such Party, or any of its directors, officers, employees, Affiliates, Third Party representatives, or sublicensees becomes subject to any investigation relating to any actual or potential violation of any applicable Anti-Corruption Law in connection with this Agreement, including any meeting, interview, inspection, or audit requested by any Governmental Body, upon such Party becoming aware of the foregoing.

(viii)

Each Party will, and will cause its Affiliates performing activities under this Agreement to, provide reasonable cooperation in connection with any good faith investigation conducted by the other Party into potential violations of applicable Anti-Corruption Laws in connection with this Agreement; provided that such Party will provide the other Party with a written notice at least [*] before the initiation of such investigation.

(ix)

Each Party will, and will cause its Affiliates performing activities under this Agreement to, adopt, implement, and/or update and, throughout the course of this Agreement, have, maintain, and enforce an appropriate and risk-based anti-corruption compliance program designed to reasonably ensure compliance with the representations, warranties and covenants contained in this Section 11.6(b) of the Agreement and all applicable Anti-Corruption Laws. Betta further will cause the Betta Parties to adopt, implement, and/or update such an anti-corruption compliance program.

(x)

On an annual basis following the execution of this Agreement, or as reasonably requested [*] by Agenus, Betta agrees to submit a compliance certificate to Agenus which restates the representations, warranties and covenants that are set forth in this Section 11.6(b) and provides certification by Betta that it and its Affiliates performing activities under this Agreement has adhered, during the period covered by the compliance certificate, to such representations, warranties and covenants.

(xi)

Betta shall, and shall cause its Affiliates performing activities under this Agreement to, keep for a period no less than [*] separate, standalone, complete and accurate financial records in sufficient detail to properly reflect activities undertaken for purpose of this Agreement. Betta undertakes, on behalf of itself and its Affiliates performing activities under this Agreement, that all such records are kept such that they can be made available to Agenus in any audit or review procedure for determining compliance with this Section 11.6 initiated by Agenus. Upon the written request of Agenus, Betta shall, and shall cause its Affiliates performing activities under this Agreement to, permit an auditor selected by Agenus to have access during normal business hours to such records as may be reasonably necessary to verify compliance with this Section 11.6.

(xii)

Upon request by Agenus, Betta agrees to, and will cause any Affiliate performing activities under this Agreement to, participate in periodic anti-corruption training (including but not limited to Anti-Corruption Law training) conducted by Agenus or persons selected by Agenus.

(xiii)	Betta has received, understands and shall comply, and Betta will ensure that its Affiliates performing activities under this Agreement have received, understand and comply, with Agenus’ anti-corruption compliance codes and policies, including but not limited to Agenus’s Code of Business Conduct and Ethics and U.S. Foreign Corrupt Practices Act Compliance Memorandum, both of which are attached hereto as Schedule 11.6(b)(xiii).

(c)

Export Controls. Betta acknowledges that the Licensed IP is subject to the export control laws of the United States. Betta shall not, and will cause its Affiliates not to, export, report, or otherwise transfer the Licensed IP in violation of applicable export control laws. Neither Betta Parties nor any of their directors, officers, employees, or Affiliates is a Restricted Party. In relation to the activities contemplated by this Agreement, Betta Parties shall not (a) engage in any dealings or transactions, directly or indirectly, with or for the benefit of any Restricted Party; (b) violate applicable economic sanctions or export control laws; or (c) take, or refrain from taking, any action that foreseeably would cause Agenus to be in violation of applicable sanctions or export control laws.

11.7

CFIUS. Notwithstanding anything to the contrary in this Agreement, the Stock Purchase Agreement executed on or about the date hereof, or any other agreement between the Parties (collectively, the “Transaction Agreements”), Betta shall neither be permitted nor seek (a) control rights (as defined in 31 C.F.R. § 800.208) in respect of Agenus or any Agenus subsidiary; (b) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors or equivalent governing body of Agenus or any Agenus subsidiary; (c) access to any material nonpublic technical information in the possession of Agenus or any Agenus subsidiary; or (d) involvement, other than through voting of shares, in substantive decision making of Agenus or any Agenus subsidiary regarding: (i) the use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens maintained or collected by Agenus or any Agenus subsidiary; (ii) the use, development, acquisition, or release of critical technologies; or (iii) the management, operation, manufacture, or supply of covered critical infrastructure (in each case of (b)-(d), within the meaning of 31 C.F.R. § 800.211(b)). Betta hereby waives any such rights related to the foregoing to which it may be entitled under the Transaction Agreements or otherwise.

11.8

DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY LICENSED ANTIBODY AND/OR LICENSED PRODUCT DEVELOPED, MANUFACTURED AND/OR COMMERCIALIZED UNDER THIS AGREEMENT IS FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE, OR THAT ANY PATENT RIGHTS LICENSED HEREUNDER WILL ISSUE OR BE VALID OR ENFORCEABLE. NEITHER PARTY CAN OR DOES GUARANTEE THAT ANY LICENSED ANTIBODIES AND/OR LICENSED PRODUCTS WILL BE SUCCESSFULLY DEVELOPED, MANUFACTURED AND/OR COMMERCIALIZED.

ARTICLE 12.	exclusion of consequential damages
12.1

SUBJECT TO SECTION 12.2, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES, FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING

NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12.2

Nothing in this ARTICLE 12 or any other provision of this Agreement will limit any Party’s (a) obligations of indemnity for [*] as provided in ARTICLE 13, or (b) liability for claims arising from such Party’s, its Affiliates’, sublicensees’, or Third Party contractors’ gross negligence, willful misconduct or breach of ARTICLE 8, ARTICLE 9, or Section 11.6.

ARTICLE 13.	INDEMNIFICATION
13.1

Indemnification by Betta. Betta will indemnify, defend and hold harmless Agenus, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Agenus Indemnitees”) from and against any and all claims, demands, judgments, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Liabilities”) arising out of or in connection with any and all [*].

13.2

Indemnification by Agenus. Agenus will indemnify, defend and hold harmless Betta, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Betta Indemnitees”) from and against any and all Liabilities arising out of or in connection [*].

13.3

Procedures. In the event that any Party intends to claim indemnification under this ARTICLE 13 with respect to a Liability, it will promptly notify the other Party in writing of any such alleged Liability. The indemnifying Party will have the right to control the defense thereof with counsel of its choice; provided, however, that the indemnified Party will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between the Parties in such proceeding. The affected Indemnitees will, upon request, cooperate reasonably with the indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this ARTICLE 13. Neither Party may settle any claim or action related to a Liability without the consent of the other Party, if such settlement would (a) impose any monetary obligation on the other Party (unless the indemnifying Party agreed to be solely responsible for such monetary obligation), (b) constitute an admission of guilt or wrong-doing by the other Party, or (c) require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement. Any payment made by the indemnified Party to settle any such claim or action without the indemnifying Party’s consent will be at indemnified Party’s own cost and expense.

13.4

Insurance. Each Party will procure and maintain for itself and its Affiliates during the Term and for a period of [*] thereafter, insurance policies, including product liability insurance and clinical trial insurance, [*]. Upon request, each Party will provide the other Party with a certificate of insurance evidencing the coverage required under this Section 13.4. Each Party will provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance, and will provide such notice within [*] after any such cancellation, non-renewal or material change. Each Party will impose substantially identical obligations on its Affiliates (to the extent not named insureds under such Party’s coverages) and Sublicensees. It is understood and agreed that the insurance provided under this Section 13.4 will not be construed to limit either Party’s liability with respect to its indemnification or other obligations hereunder.

ARTICLE 14.	MISCELLANEOUS
14.1

Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise) will in all respects be governed by and construed in accordance with the laws of the State of New York, USA, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

14.2	Dispute Resolution.
(a)

Referral of Disputes to the Parties’ Executive Officers. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Executive Officers for attempted resolution [*].

(b)

Arbitration. Subject to Section 14.2(d), any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement will be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 14.2(b) or otherwise by subsequent written agreement of the Parties. The number of arbitrators will be three (3), of whom the Parties will select one (1) each. The two arbitrators so selected will select the third (3rd) and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA will select the third arbitrator. The place of arbitration will be New York City, New York, and all proceedings and communications will be in English. The Parties will have the right to be represented by counsel. Any judgment or award rendered by the arbitrators will be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction.

(c)

Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent breach or threatened breach of the scope of the License, ARTICLE 8, ARTICLE 9, Section 11.4(a), Section 11.4(c), or any other immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.

(d)	Patent and Trademark Disputes. [*].
(e)

Confidentiality. All proceedings and decisions of the arbitrator(s) in connection with an arbitral proceeding pursuant to this Section 14.2 will be deemed Confidential Information of each of the Parties and will be subject to ARTICLE 9.

14.3	Assignment; Affiliates.
(a)

Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, except that either Party may make such assignment, in whole or in party, without the prior written consent of the other Party to an Affiliate (so long as such Affiliate remains an Affiliate of such Party). The assigning Party will remain jointly and severally liable with such Affiliate with respect to all obligations so assigned. Any purported assignment in contravention of this Section 14.3 will, at the option of the non-assigning Party, be null and void and of no effect. No assignment will release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement will be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties.

(b)	Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, including the definition of “Affiliate” in Section 1.2:
(i)	Agenus may assign this Agreement in whole or in part to a Third Party in connection with a Change in Control, subject to Section 14.3(b)(ii).
(ii)

In the event that this Agreement is assigned by Agenus in connection with a Change in Control or Agenus otherwise undergoes a Change in Control, Betta will not be entitled to any rights or access to Patent Rights or Know-How of the assignee or acquirer of Agenus, or of any Person who was an Affiliate of such assignee or acquirer immediately prior to such Change in Control to the extent that such Patent Rights or Know-How were Controlled by such Person immediately prior to the consummation of such Change in Control.

14.4

Entire Agreement; Amendments. This Agreement and the exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including (a) the terms of that certain Confidential Disclosure Agreement, dated as of February 8, 2018, and (b) the binding terms of that certain Agenus-Betta Pharmaceuticals Non-Binding Term Sheet for Balstilimab and Zalifrelimab Term Sheet, dated as of April 26, 2020 (together, the “Prior Agreements”). Upon execution of this Agreement by both Parties hereto, all surviving provisions of the Prior Agreements are and will be null and void and of no further effect; provided that a Party’s confidential information under the Prior Agreements will be deemed Confidential Information under this Agreement. Any amendment or modification to this Agreement will be made in writing signed by both Parties.

14.5

Notices. All communications, notices, instructions and consents provided for herein or in connection herewith will be made in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by a reputable international overnight courier service or (d) sent by electronic mail or facsimile. Any such communication, notice, instruction or consent will be deemed to have been delivered: (i) on receipt if given in person; (ii) [*] after it is sent by registered or certified airmail, return receipt requested, postage prepaid within the same country or region as the recipient’s address or [*] after it is sent by registered or certified airmail, return receipt requested, postage prepaid from another country or region; (iii) [*] after it is sent via a reputable international overnight courier service; or (iv) upon confirmation of receipt if sent by electronic mail or facsimile.

Notices to Betta will be addressed to:

Betta Pharmaceuticals Co. Ltd.

No. 355 Xingzhong Rd. Yuhang District. Hangzhou.

PRC 311100

Attention: Chief Executive Officer

Email: [REDACTED]

Telephone: [REDACTED]

with a copy to (which will not constitute notice):

PacGate Law Group

Suite 5501, 55th Floor, Fortune Financial Center, 5 East 3rd Ring Rd., Chaoyang District,

Beijing, 100020, China

Attention: Eric He

E-mail address: [REDACTED]

Notices to Agenus will be addressed to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305, USA

Attention: Chief Executive Officer

Copy to: Legal Department

E-mail address: [REDACTED]

with a copy to (which will not constitute notice):

Ropes & Gray LLP

36F, Park Place 1601 Nanjing Road West

Shanghai 200040, China

Attention: Geoffrey Lin

E-mail address: [REDACTED]

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 14.5, then to the last address so designated.

14.6

Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due to the extent a Force Majeure Event does not materially affect such Party’s ability to make such payments) will not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party to the extent (and only to the extent) that such failure is due to fire, explosion, flood, drought, war, terrorism, riot, sabotage, embargo, strikes or other labor trouble, failure of suppliers, a national health emergency (including a pandemic and epidemic), compliance with any order or regulation of any government entity acting with color of right, or any other cause beyond the reasonable control of such nonperforming Party and which is not caused by the negligence, intentional conduct or misconduct of the non-performing Party (each such event or cause referred to as “Force Majeure Event”). The Party affected will promptly notify the other Party of the Force Majeure Event and will exert reasonable diligent efforts to eliminate, cure or overcome any such Force Majeure Event and to resume performance of its obligations with all possible speed. If a Force Majeure Event exists for more than [*], the non-affected Party may terminate this Agreement on an additional [*] written notice to the affected Party. Notwithstanding the foregoing, the Parties agree that the SARS-

CoV-2 / COVID-19 pandemic will not constitute a Force Majeure Event with respect to Betta’s obligation to pay Agenus [*].
14.7

Use Of Names, Logos Or Symbols. Subject to Section 6.2(b) and ARTICLE 9, and other than use of a Party’s name, trademarks, trade names in materials prepared in connection with a bona fide actual or prospective loan, financing or investment, for which each Party hereby grants the other Party a non-exclusive, limited right to use, no Party will use the name, trademarks, trade names, physical likeness, employee names or owner symbol of the other Party for any purpose, including private or public securities placements, without the prior written consent of the affected Party. Nothing contained in this Agreement, except Section 6.2(b) and this Section 14.7, will be construed as granting either Party any rights or license to use any of the other Party’s trademarks, trade names or the names of any employees thereof, without separate, express written permission of the owner of such trademark, trade name or name.

14.8

Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement. Neither Party is authorized to make any representations, commitments or statements of any kind on behalf of the other Party or to take any action that would bind the other Party. Furthermore, none of the transactions contemplated by this Agreement will be construed as a partnership for any tax purposes.

14.9

No Implied Waivers; Rights Cumulative. No failure on the part of a Party to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor will any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.10

Severability. If, under Applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, this Agreement will endure except for such invalid or unenforceable provision. The Parties will consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute in view of the intent of this Agreement.

14.11

Execution In Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (.pdf) sent by electronic mail will be deemed to be original signatures.

14.12

No Third Party Beneficiaries. No Person other than Betta and Agenus (and their respective successors and permitted assignees) will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.13

Performance by Affiliates. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate will be bound by the corresponding obligations of such Party and the Parties will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.14	Exhibits. In the event of inconsistencies between this Agreement and any exhibit hereto, the terms of this Agreement will control.
14.15

Language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. Unless otherwise expressly provided, all communications and notices to be made or given pursuant or relating to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement will prevail.

14.16	Construction. In construing this Agreement, unless expressly specified otherwise:
(a)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;
(b)	any list or examples following the word “including” will be interpreted without limitation to the generality of the preceding words;
(c)

the terms “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)	references to a Person are also to its successors, heirs and permitted assigns;
(e)	except if Business Days are specified, “day” refers to a calendar day;
(f)	if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day;
(g)

references to a law include any amendment or modification to such law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the Effective Date, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(h)	all references to “Dollars” or “$” herein will mean U.S. Dollars;
(i)	the word “will”, when used to indicate an obligation of a Person, will be construed to have the same meaning and effect as the word “shall” and
(j)

each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[signature page follows]

IN WITNESS WHEREOF the Parties, intending to be bound hereby, have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

BETTA PHARMACEUTICALS CO. LTD. /s/ Lieming Ding Name: Lieming Ding Title: Chairman & CEO AGENUS INC. /s/ Garo H. Armen Name: Garo H. Armen Title: Chairman & CEO